FINAL






                            STOCK PURCHASE AGREEMENT




                                      AMONG




                          DYNAMICS RESEARCH CORPORATION


                                       AND



                           H. J. FORD ASSOCIATES, INC.


                                       AND



                 THE SHAREHOLDERS OF H. J. FORD ASSOCIATES, INC.



                                  MAY 28, 2002


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                               TABLE OF CONTENTS


                                                                                              PAGE
ARTICLE 1         DEFINITIONS AND RULES OF CONSTRUCTION..........................................1

         1.1      Definitions....................................................................1
         1.2      Certain Interpretive Matters...................................................8

ARTICLE 2         SALE AND PURCHASE OF THE SHARES................................................9

         2.1      Sale and Purchase of the Shares................................................9
         2.2.     Purchase Price; Closing Payment................................................9
         2.3      Post Closing Adjustment to Purchase Price.....................................10

ARTICLE 3         THE CLOSING...................................................................14

         3.1      Closing and Closing Date......................................................14
         3.2      Documents to be delivered to the Buyer by the Seller Parties..................14
         3.3      Documents To Be Delivered to the Seller Parties by the Buyer..................15
         3.4      Other Documentation...........................................................16

ARTICLE 4         REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES..........................16

         4.1      Organization and Qualifications of the Company................................16
         4.2      Capitalization................................................................16
         4.3      Actions and Authority; Enforceability.........................................17
         4.4      Issuance; Authority of the Sellers and the Sellers' Title to Shares...........17
         4.5      Charter and By-Laws...........................................................18
         4.6      Consents and Approvals; No Violation..........................................18
         4.7      Financial Statements; No Undisclosed Liabilities..............................18
         4.8      Absence of Certain Changes....................................................19
         4.9      Brokers.......................................................................19
         4.10     Employee Benefit Matters......................................................19
         4.11     Actions and Proceedings.......................................................22
         4.12     Tax Matters...................................................................22
         4.13     Compliance with Law; Licenses and Permits.....................................24
         4.14     Intellectual Property.........................................................25
         4.15     Real Property; Personal Property..............................................25
         4.16     Insurance.....................................................................26
         4.17     Material Contracts............................................................27
         4.18     Related Party Transactions....................................................27
         4.19     Liens.........................................................................27
         4.20     Employee Relations............................................................28
         4.21     Employees; Employment Agreements..............................................28
         4.22     Environmental Matters.........................................................28
         4.23     Accounts Receivable and Accounts Payable......................................29
         4.24     Accounting Practices..........................................................29
         4.25     Banks; Powers of Attorney.....................................................29
         4.26     Certain Payments..............................................................30
         4.27      HMR Tech, LLC................................................................30
         4.28     Complete Disclosure...........................................................31
         4.29     Reliance on Advisors..........................................................31

ARTICLE 5         REPRESENTATIONS AND WARRANTIES OF BUYER.......................................31

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         5.1      Organization..................................................................31
         5.2      Actions and Authority; Enforceability.........................................31
         5.3      Consents and Approvals; No Violation..........................................32
         5.4      Brokers.......................................................................32
         5.5      Solvency; Ability to Perform Agreement........................................32
         5.6      Investment Intent.............................................................33
         5.7      Investigation by Buyer........................................................33
         5.8      Reliance on Advisors..........................................................33

ARTICLE 6         COVENANTS OF THE PARTIES......................................................34

         6.1      Conduct of Business of the Company............................................34
         6.2      Access to Information.........................................................36
         6.3      Reasonable Best Efforts.......................................................36
         6.4      Notification of Certain Matters...............................................37
         6.5      Public Announcements..........................................................37
         6.6      Acquisition Proposals.........................................................37
         6.7      Preparation of Certain Financial Statements...................................38
         6.8      Closing Period Tax Return.....................................................38
         6.9      Professional Fees.............................................................38
         6.10     Paid Personal Leave...........................................................38
         6.11     Termination of Employees......................................................39
         6.12     Accounts Receivable Collections...............................................39
         6.13     338(h)(10) Election and S Corporation Status..................................40
         6.15     Software Compliance...........................................................41

ARTICLE 7         CONDITIONS TO CLOSING.........................................................41

         7.1      Conditions to Obligations of the Seller Parties...............................41
         7.2      Conditions to Obligations of the Buyer........................................42

ARTICLE 8         TERMINATION, AMENDMENT AND WAIVER.............................................43

         8.1      Termination...................................................................43
         8.2      Effect of Termination.........................................................44
         8.3      Expenses......................................................................44
         8.4      Amendment.....................................................................44
         8.5      Waiver........................................................................44

ARTICLE 9         INDEMNIFICATION...............................................................45

         9.1      Survival of Representations and Warranties....................................45
         9.2      Terms of Indemnification......................................................45
         9.3      Set Off.......................................................................46
         9.4      Procedures....................................................................46
         9.5      Limitations on Indemnification; Additional Indemnification Provisions.........47

ARTICLE 10        GENERAL PROVISIONS............................................................48

         10.1     Notices.......................................................................48
         10.2     Severability..................................................................50
         10.3     Cooperation in Tax Matters....................................................50
         10.4     Entire Agreement; Assignment; Failure of Certain Conditions...................51
         10.5     Parties in Interest; Successors and Assigns...................................51
         10.6     Legal Counsel.................................................................51


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         10.7     Governing Law.................................................................52
         10.8     Arbitration...................................................................52
         10.9     Headings......................................................................52
         10.10    Counterparts..................................................................53
         10.11    Waiver of Trial by Jury.......................................................53
         10.12    Attorneys Fees................................................................53


























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                         LIST OF EXHIBITS AND SCHEDULES


EXHIBITS

Exhibit A         338(h)(10) Procedures
Exhibit B         Escrow Agreement


SCHEDULES

Schedule 1.1(E)   Employment Agreements
Schedule 1.1(N)   Non-Solicitation Agreements
Schedule 2.2      Share Ownership
Schedule 4.1      Subsidiaries and Other Interests
Schedule 4.2      Stock Agreements
Schedule 4.6      Consents; Approvals
Schedule  4.7     Financial Statements; No Undisclosed Liabilities
Schedule 4.8      Absence of Certain Changes
Schedule 4.10(a)  Employee Benefit Matters
Schedule 4.11     Actions and Proceedings
Schedule 4.12(a)  Tax Matters
Schedule 4.12(c)  Tax Returns
Schedule 4.13     Compliance with Law
Schedule 4.14(a)  Intellectual Property
Schedule 4.14(b)  Intellectual Property Exceptions
Schedule 4.15(b)  List of all Leases, Subleases and other Agreements
Schedule 4.15(d)  Tangible Personal Property; Liens
Schedule 4.16     Insurance
Schedule 4.17     Material Contracts
Schedule 4.18     Related Party Transactions
Schedule 4.19     Liens
Schedule 4.20(b)  Employee Complaints, Charges and/or Claims
Schedule 4.21      ........Employment Agreements; Employees
Schedule 4.23(a)  Accounts and Notes Receivable
Schedule 4.23(b)  Accounts and Notes Payable
Schedule 4.23(c)  .........Unbilled Receivables
Schedule 4.25     Banks; Powers of Attorney
Schedule 6.11     Terminated Employees
Schedule 6.13     .........Allocation of Assets






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                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this "Agreement") is entered into as of May 28, 2002, by and among DYNAMICS RESEARCH CORPORATION, a Massachusetts corporation (the "Buyer"), and H. J. FORD ASSOCIATES, INC., a Delaware corporation (the "Company") and the shareholders of the Company identified on the signature page hereto (each, individually, a "Seller" and collectively, the "Sellers").

                                    RECITALS

     WHEREAS, the Sellers are the sole shareholders of the Company, owning all of the issued and outstanding shares of the capital stock of the Company (the "Shares"); and

     WHEREAS, the Buyer desires to purchase from the Sellers, and the Sellers desire to sell to the Buyer, the Shares, all upon the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises, the mutual covenants, agreements, representations, and warranties herein contained, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:


                                    ARTICLE 1

                      DEFINITIONS AND RULES OF CONSTRUCTION

          1.1 DEFINITIONS. As used in this Agreement, the following terms have the meanings set forth below:

                 "ACCOUNTS RECEIVABLE" shall mean the all of the billed and unbilled, current and long term accounts receivable of the Company.

                 "ADDITIONAL PURCHASE PRICE" has the meaning set forth in
Section 2.4.

                 "AFFILIATE" of a Person shall mean a Person that is a stockholder, member, director or officer of that Person, or a Person that directly or indirectly controls, is controlled by or is under common control with that Person.

                 "BREACH" a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, occurrence, or circumstance.

                 "BUYER" has the meaning set forth in the preamble to this Agreement.


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                 "BUYER PARTY" shall mean, prior to Closing, the Buyer (and its directors, officers and employees), and from and after Closing shall mean each of the Buyer and the Company (and their respective directors, officers, agents and employees).

                 "BUYER'S ACCOUNTANT" has the meaning set forth in Section 6.7.

                 "CLAIM" has the meaning set forth in Section 9.4.

                 "CLAIMS ESCROW" shall mean the amount of Three Hundred Twenty-five Thousand Dollars ($325,000) placed into escrow for a period of eighteen (18) months from the Closing Date to cover any claims that arise out of Seller's obligations under Section 9.2(i)(A) and (B) except for the claims related to Item 3 of SCHEDULE 4.11 which is provided for in the DCAA Escrow.

                 "CLOSING" has the meaning set forth in Section 3.1.

                 "CLOSING BALANCE SHEET" shall mean a balance sheet of the Company as of May 31, 2002 prepared in accordance with GAAP and, to the extent consistent with GAAP, using the same methods and criteria employed by the Company in connection with its preparation of the Financial Statements. For clarification purposes and notwithstanding GAAP or Company's prior application of GAAP, the parties have agreed to the treatment of the following items on the Closing Balance Sheet:

                    (i) all amounts due to Patrick Shannon and Frank Grosso under their Employee Retention Agreements after the Closing will not be accrued as expenses to the extent not paid prior to Closing;

                    (ii) no amount to become due to D&L LLC for their services after Closing in connection with the Company's 2001 Indirect Cost Submission, preparation of the Company's 2001 Tax Returns and preparation of the Closing Balance Sheet will be accrued as an expense;

                    (iii) none of the Taxes due and all other charges resulting or arising from the conversion of the Company from a tax basis to an accrual basis shall be reflected on the Closing Balance Sheet;

                    (iv) $177,000 as a reserve against all Accounts Receivable of the Company ("Reserved Accounts Receivable") provided, however, that if all of the Company's unbilled accounts receivable on the Closing Balance Sheet that as of the Closing are twelve (12) or more months beyond the period of performance are collectively more than $432,186, the Reserved Accounts Receivable shall be increased by 50% of the amount by which such accounts exceed $432,186;

                    (v) none of the fees associated with the audit of the Closing Balance Sheet shall be included on the Closing Balance Sheet as a liability; and

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                    (vi)   any amounts for FICA, 401(k) contributions or other
amounts payable in addition to the actual amount of paid personal leave in connection therewith shall be included as a liability on the Closing Balance Sheet ("PPL Adjustment").

                 "CLOSING DATE" has the meaning set forth in Section 3.1.

                 "CLOSING PAYMENT" has the meaning set forth in Section 2.2.

                 "CODE" shall mean the Internal Revenue Code of 1986 and rules and regulations promulgated pursuant thereto, each as amended and in effect from time to time.

                 "COMPANY PERMITS" has the meaning set forth in Section 4.13(a).

                 "COMPANY SECURITIES" has the meaning set forth in Section 4.2.

                 "CONFIDENTIALITY AGREEMENT" shall mean the Confidentiality and Non-Disclosure Agreement, dated as of August 7, 2001, between the Buyer and the Company.

                 "CONSULTING AGREEMENTS" shall mean the Consulting Agreements between the Company and each of Donald J. Alducin and Edward R. Dieterle.

                 "COSTS" has the meaning set forth in Section 8.3.

                 "DAMAGES" shall mean any and all losses, charges, claims, damages, liabilities, Liens, obligations, judgments, settlements, fines, penalties, awards, demands, offsets, reasonable out-of-pocket costs, expenses and reasonable attorneys' fees (including any such reasonable costs, expenses and attorneys' fees incurred in enforcing a party's right to indemnification against any indemnifying party or with respect to any appeal).

                 "DCAA" shall mean the Defense Contract Audit Agency.

                 "DCAA AUDIT CHARGES" shall mean any and all amounts due to the United States government arising or resulting from any audit or review of the Company performed by the Defense Contract Audit Agency for periods prior to the Closing including, without limitation, with respect to the ongoing audits referred to in SCHEDULE 4.11, Items 3 and 4.

                 "DCAA ESCROW" shall mean the amount of Three Hundred Thousand Dollars ($300,000) placed into escrow by the Buyer from the Purchase Price to cover any claims that arise out of any of the items referred to in SCHEDULE 4.11, Item 3.

                 "D&L LLC" shall mean Dieterle & Lynch, LLC.

                 "EMPLOYMENT AGREEMENTS" shall mean the Employment Agreements between the Company and each of the employees listed on SCHEDULE 1.1(E) attached hereto.

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                 "ENVIRONMENTAL LAWS" shall mean any federal, state or local law, statute, ordinance, code, order, decree, common law, rule or regulation relating to pollution or protection of the environment or public health and safety including laws relating to the use, treatment, storage, transportation or handling of Hazardous Materials or the release, discharge, emission or disposal of Hazardous Materials; or to exposure to toxic, hazardous or other controlled, prohibited or regulated substances; and, in particular, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq. ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq. ("RCRA"), the Toxic Substances Control Act, 15 U.S.C. 2601, et seq. ("TSCA"), the Occupational, Safety and Health Act, 29 U.S.C. 651, et seq., the Clean Air Act, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., the Hazardous Materials Transportation act, 49 U.S.C. 1802 et seq. ("HMTA") and the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001 et seq. ("EPCRA"), and other comparable state and local laws and all rules, regulations and policy or guidance documents promulgated pursuant thereto or published thereunder.

                 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                 "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

                 "ESCROW AGENT" shall have the meaning set forth in Section 2.2(c).

                 "ESCROW AGREEMENT" shall have the meaning set forth in Section 2.2(c).

                 "FINANCIAL STATEMENTS" has the meaning set forth in Section
4.7.

                 "GAAP" shall mean United States generally accepted accounting principles, consistently applied.

                 "GSA" shall mean the United States General Services Administration.

                 "GSA SCHEDULE" has the meaning set forth in Section 2.4.

                 "GOVERNMENTAL AUTHORITY" shall mean any foreign, Federal, state or local governmental entity or subdivision of any of the foregoing including any authority, department, commission, board, bureau, agency, court or other instrumentality, in particular, and without limiting the foregoing, the following Federal departments, office and agencies: Environmental Protection Agency, Equal Employment Opportunity Commission, Defense Contract Management Agency, Defense Contract Audit Agency, Defense Security Service, Department of Defense/Office of Special Investigations and the General Accounting Office.

                 "HAZARDOUS MATERIALS" shall mean each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under Environmental Laws or the release of which is regulated under Environmental Laws, or that poses a hazard to the health and safety of persons

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or the environment. Without limiting the generality of the foregoing, the term includes: "hazardous substances" as defined in CERCLA; "extremely hazardous substances" as defined in EPCRA; "hazardous waste" as defined in RCRA; "hazardous materials" as defined in HMTA; "chemical substance or mixture" as defined in TSCA; crude oil, petroleum products or any fraction thereof; radioactive materials including source, byproduct or special nuclear materials; asbestos or asbestos-containing materials; chlorinated fluorocarbons ("CFCs"); and radon.

                 "HMR" has the meaning set forth in Section 4.27.

                 "INDEMNIFICATION CAP" has the meaning set forth in Section 9.5(a).

                 "INDEMNIFICATION THRESHOLD" has the meaning set forth in
Section 9.5(a).

                 "INDEPENDENT ACCOUNTING FIRM" has the meaning set forth in
Section 2.3(b).

                 "INTELLECTUAL PROPERTY" shall mean: (i) all trademarks, service marks, trade dress, logos, trademark registrations, service mark registrations, trade names and applications for registration of trademarks and service marks;
(ii) all licenses which create rights in or to the trademark, service mark or trade name properties described in clause (i) above; (iii) all copyrights, copyright registrations and applications for registration of copyrights; (iv) all renewals, modifications and extensions of any items referred to in clauses
(i) through (iii) above; (v) all patents, design patents, utility patents and plant patents, all applications for grant of any such patents pending as of the date hereof or as of the Closing or filed within five years prior to the date hereof, and all reissues, divisions, continuations and extensions thereof; (vi) all technical documentation, data, trade secrets, designs, drawings, inventions, processes, rights in plant varieties, formulae, know-how, operating manuals and guides, plans, new product development, technical and marketing surveys, material specifications, product specifications, samples, invention records, research records, labor routings, inspection processes, equipment lists, engineering reports and drawing, architectural or engineering plans, know-how agreements and all other confidential business information; (vii) all marketing and licensing records, sales literature, customer lists, trade lists, sales forces and distributor networks lists, advertising and promotional materials, service and parts records, warranty records, maintenance records and similar records; (viii) all rights arising under, and rights to develop, use and sell under, any of the foregoing and all licenses with respect thereto; (ix) all rights and incidents of interest in and to all noncompetition or confidentiality agreements; and (x) any software or hardware used by the Company in the conduct of its business.

                 "KNOWLEDGE" means, (i) with respect to the Buyer, the actual knowledge of any director, officer, or manager of the Buyer; (ii) with respect to the Sellers and the Company, the actual knowledge of any of Donald Alducin, Edward Dieterle, Robert Dieterle or Patrick Shannon, which shall include such knowledge that any foregoing would have had after reasonable inquiry in the normal course of his duties on behalf of the Company.

                 "LIEN" means any mortgage, pledge, hypothecation, collateral assignment, security interest, lease, sublease, occupancy agreement, adverse claim or interest, easement,

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covenant, encroachment, burden, option, lien (statutory or otherwise), right of first refusal or other encumbrance or restriction of any kind whatsoever.

                 "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on the business, operations, condition (financial or otherwise), results of operations, prospects, assets or liabilities (excluding general economic conditions or conditions affecting the Government Contracting industry, provided, that such conditions do not effect the Company disproportionately more than other companies in the Government Contracting industry) of the Company as a whole or a material adverse effect on the ability of the Company or the Sellers to consummate the transactions contemplated by this Agreement. For purposes of this definition, and without limiting the foregoing, any event, circumstance or condition that results in or is likely to result in Damages to the Company in excess of $150,000 shall be presumed to be material.

                 "MATERIAL CONTRACTS" shall mean any and all written or oral contracts, agreements, commitments, arrangements, leases (including with respect to personal property), policies, instruments and understandings presently in effect that have not been closed out and finally paid to which the Company is a party or by which the Company or any of its assets or properties is bound (a) which involves or could involve aggregate payments of more than $5,000 annually, or (b) which is or could reasonably be expected to be material to the Company.

                 "PBGC" has the meaning set forth in Section 4.10(e).

                 "PERSON" means any natural person, firm, partnership, association, corporation, company, limited liability company, trust, business trust, Governmental Authority or other entity.

                 "PLAN" has the meaning set forth in Section 4.10(a).

                 "PPL ADJUSTMENT" has the meaning set forth in the definition of the Closing Balance Sheet.

                 "PRE-CLOSING COSTS" shall have the meaning set forth in Section 8.3.

                 "PROFESSIONAL FEES CERTIFICATE" shall have the meaning set forth in Section 6.9.

                 "PROFESSIONAL FEES" has the meaning set forth in Section 6.9.

                 "PURCHASE PRICE" has the meaning set forth in Section 2.2.

                 "REAL PROPERTY" has the meaning set forth in Section 4.15(b).

                 "REAL PROPERTY LEASES" has the meaning set forth in Section 4.15(b).

                 "REIMBURSABLE ITEMS ESCROW" shall mean the amount of One Hundred Seventy-five Thousand Dollars ($175,000) placed into escrow by the Buyer from the Purchase Price to pay for the first Twenty-five Thousand Dollars ($25,000) payable to the Selected Accounting Firm by the Sellers pursuant to this Agreement, amounts which Sellers have agreed to pay to

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purchase software licenses pursuant to Section 6.14 and the fees associated with employee or contractor costs incurred to perform contract close-out work which Sellers have agreed to pay pursuant to Section 6.12 in accordance with the procedures set forth in the Escrow Agreement.

                 "RESERVED ACCOUNTS RECEIVABLE" has the meaning set forth in the definition of the Closing Balance Sheet.

                 "RESOLUTION PERIOD" shall have the meaning set forth in Section 2.3(b).

                 "RULES" shall have the meaning set forth in Section 10.8(a).

                 "SEC" shall mean the United States' Securities and Exchange Commission.

                 "SECTION 338(H)(10) AMOUNT" has the meaning set forth in
Section 2.2.

                 "SECTION 338(H)(10) ELECTION" has the meaning set forth in
Section 6.13.

                 "SECTION 338(H)(10) ELECTION FORMS" has the meaning set forth in Section 6.13.

                 "SECTION 338(H)(10) ESCROW" shall mean the Two Hundred Fifty Thousand Dollars ($250,000) placed into Escrow by the Buyer to pay the Sellers the balance of the Section 338(h)(10) Amount, within ten (10) days following the determination of the Section 338(h)(10) Amount pursuant to Exhibit A.

                 "SELECTED ACCOUNTING FIRM" has the meaning set forth in Section 2.3.

                 "SELLERS" has the meaning set forth in the preamble to this Agreement.

                 "SELLERS' ACCOUNTANTS" has the meaning set forth in Section
6.7.

                 "SELLERS' COUNSEL" has the meaning set forth in Section 7.2.

                 "SELLERS' INVESTMENT BANKER" has the meaning set forth in
Section 4.9.

                 "SELLER PARTY" shall mean, prior to Closing, each of the Sellers and the Company and from and after Closing shall mean each of the Sellers.

                 "SHARES" has the meaning set forth in the Recitals hereto.

                 "SPECIAL INDEMNITIES" shall have the meaning set forth in
Section 9.4.

                 "STUMM RELEASE" has the meaning set forth in Section 6.11.

                 "TANGIBLE ASSET" shall mean all assets of the Company listed on the Closing Balance Sheet except for intangible assets such as goodwill, patents or trademarks.

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                 "TANGIBLE ASSET VALUE" has the meaning set forth in Section
2.3(a).

                 "TANGIBLE ASSET ESCROW" shall mean the amount of Five Hundred Thousand Dollars ($500,000) placed into escrow by the Buyer from the Purchase Price pending the determination of Tangible Asset Value pursuant to Section 2.3 hereof.

                 "TAX" or "TAXES" shall mean, however denominated, all federal, state, local, foreign and other taxes, levies, imposts, assessments, impositions or other similar government charges, including, without limitation, all net income, gross income, estimated income, gross receipts, business, occupation, franchise, real property, payroll, personal property, sales, transfer, stamp, use, employment, social security, unemployment, worker's compensation, commercial rent, withholding, occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty, escheat, built in gain pursuant to Code Section 1374 or similar tax under state or local law or other taxes, including interest, penalties and additions (to the extent applicable) thereto whether disputed or not.

                 "TAX RETURN" shall mean any report, return, document, declaration or other information or filing (including any amendments) required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns, where permitted or required, combined or consolidated returns for any group of entities that includes the Company, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

                 "TRANSACTION DOCUMENTS" shall mean this Agreement and all agreements, documents, certificates or instruments being delivered pursuant to this Agreement.

                 "UNBILLED RECEIVABLES" shall have the meaning set forth in
Section 4.23(c).

          1.2 CERTAIN INTERPRETIVE MATTERS. In this Agreement, unless the context otherwise requires:

                 (a) words of the masculine or neuter gender shall include the masculine and/or feminine gender, and words in the singular number or in the plural number shall each include the singular number or the plural number;

                 (b) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

                 (c ) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof;

                 (d) any accounting term used and not otherwise defined in this Agreement or any Transaction Document has the meaning assigned to such term in accordance with GAAP;

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                 (e)  "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding or succeeding such term;

                 (f) relative to the determination of any period of time, "from" means "from and including," "to" means "to but excluding" and "through"
 means "through and including;"

                 (g) reference to any law (including statutes and ordinances) means such law as amended, modified codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder; and

                 (h) any agreement, instrument, insurance policy, statute, regulation, rule or order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, statute, regulation, rule or order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein.

          The parties further acknowledge and agree that: (i) this Agreement is the result of negotiations between the parties and shall not be deemed or construed as having been drafted by any one party, (ii) each party and its counsel have reviewed and negotiated the terms and provisions of this Agreement (including any Exhibits and Schedules attached hereto) and have contributed to its revision, (iii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, and (iv) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.


                                    ARTICLE 2

                         SALE AND PURCHASE OF THE SHARES

          2.1 SALE AND PURCHASE OF THE SHARES. Upon and subject to the terms and provisions of this Agreement, the Buyer shall purchase and accept delivery from the Sellers, and the Sellers shall sell, assign, transfer, and deliver to the Buyer, at the Closing, all of the Shares, free and clear of all Liens.

          2.2. PURCHASE PRICE; CLOSING PAYMENT. The total purchase price for the Shares will be Ten Million Dollars ($10,000,000) plus the amount calculated by applying the amounts on the Closing Balance Sheet to the formula and computation described in EXHIBIT A and by applying the specific assumptions and representations set forth on EXHIBIT A (the "Section 338(h)(10) Amount" which amount is estimated to be approximately $1,250,000), subject to adjustment following the Closing pursuant to Section 2.3 hereof and to increase by the amount of the Additional Purchase Price pursuant to

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Section 2.4 hereof (the "Purchase Price"). The Purchase Price will be paid by the Buyer to the Sellers PRO RATA based upon each Seller's ownership of the Shares as set forth on SCHEDULE 2.2 hereto as follows:

                 (a) At the Closing, the Buyer shall (i) deliver to the Sellers Ten Million Dollars ($10,000,000) less (A) the aggregate amount of the Tangible Asset Escrow, the DCAA Escrow, the Claims Escrow, and the Reimbursable Items Escrow (which amounts total $1,300,000) and (B) the amount of the Professional Fees (the aggregate amount payable by the Buyer to the Sellers at the Closing is sometimes referred to herein as the "Closing Payment."), and (ii) deliver to the Escrow Agent the Tangible Asset Escrow, the DCAA Escrow, the Claims Escrow, the Reimbursable Items Escrow and the Section 338(h)(10) Escrow (which amounts total $1,550,000) and to the parties listed on the Professional Fees Certificate the Professional Fees. The Closing Payment will be paid to the Sellers via wire transfer to the accounts of the Sellers that are designated by the Sellers in writing at least five (5) days prior to the Closing. The Professional Fees will be paid to the parties listed on the Professional Fees Certificate in accordance with the payment instructions set forth therein.

                 (b) The Section 338(h)(10) Amount will be paid to the Sellers on the basis of the computations as set forth on EXHIBIT A applied to the Closing Balance Sheet. One Million Dollars ($1,000,000) of the Section 338(h)(10) Amount shall be paid to the Sellers at Closing and the balance shall be paid to Sellers by disbursing from escrow the Section 338(h)(10) Escrow immediately after the Section 338(h)(10) Amount is determined based on the Closing Balance Sheet as set forth in Section 2.3(d) hereof.

                 (c) The term, conditions and procedures by which the DCAA Escrow, the Reimbursable Items Escrow, Claims Escrow, Section 338(h)(10) Escrow and Tangible Asset Value Escrow shall be disbursed shall be set forth in an Escrow Agreement in the form attached hereto as EXHIBIT B (the "Escrow Agreement") to be entered into between the Buyer, the Sellers, the Company and a mutually agreed upon escrow agent (the "Escrow Agent").

         2.3      POST CLOSING ADJUSTMENT TO PURCHASE PRICE.

                 (a) As soon as reasonably practical following the Closing (but not more than sixty (60) days after the Closing Date), one of the regional accounting firms listed on SCHEDULE 2.3 hereto, which Buyer and Sellers mutually agree to select prior to Closing ("Selected Accounting Firm"), such approval by either party not to be unreasonably withheld shall prepare and deliver to the Sellers and Buyer (i) the Closing Balance Sheet; and (ii) based on the Closing Balance Sheet, a calculation of the dollar value of the Tangible Assets of the Company less the total liabilities of the Company as shown on the Closing Balance Sheet minus the PPL Adjustment (the "Tangible Asset Value"). Up to the first Twenty-five Thousand Dollars ($25,000) of the expenses incurred in connection with the preparation of the Closing Balance Sheet shall be paid from the Reimbursable Items Escrow and the balance of such expenses (the expenses less Twenty-five Thousand Dollars ($25,000)) shall be paid by Buyer. The parties each agree to grant reasonable access to all records of the Company and to follow such procedures and make such submissions to the Selected Accounting Firm, as it may request in preparing the

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Closing Balance Sheet. All documents prepared by the Selected Accounting Firm shall be provided to the Buyer and Sellers and Buyer and Sellers may, at their option, participate in all meetings and communications with the Selected Accounting Firm.

                 (b) The Closing Balance Sheet and the Tangible Asset Value shall become final and binding upon the parties unless, within sixty (60) days following delivery to the Sellers and Buyer, either the Sellers notify the Buyer of their objection thereto or the Buyer notifies the Sellers, which objection may only be that the Closing Balance Sheet was not properly prepared in accordance with this Section 2.3. Any notice of objection shall specify in reasonable detail the reasons for objection. If either party so notifies the other party of their objection to the Closing Balance Sheet and/or the Tangible Asset Value, the Sellers and the Buyer shall negotiate in good faith to resolve any differences. If within thirty (30) days (the "Resolution Period") following the receipt of such notice by the objecting party any of such differences have not been resolved, the parties shall submit the dispute to Deloitte & Touche, or another mutually agreed independent accounting firm selected by Buyer and Sellers (the "Independent Accounting Firm"). Buyer and Sellers each represent and warrant that no party or its Affiliates has or has had any relationship with the Independent Accounting Firm in any capacity including, without limitation, as auditor, consultant or in a teaming relationship. The Independent Accounting Firm will conduct its own review and evaluate those items or amounts in the Closing Balance Sheet relevant to the calculation of the Tangible Asset Value and shall determine only those items still in dispute at the end of the Resolution Period and shall determine whether such items have been prepared in accordance with the terms of this Agreement and with GAAP. The Independent Accounting Firm will be granted reasonable access to all records of the Seller Parties and the parties agree to follow such procedures and make such submissions to the Independent Accounting Firm as it may request in conducting its review and making its determination under this Section 2.3(b). Each party agrees to execute, if requested by the Independent Accounting Firm, a reasonable engagement letter. The Independent Accounting Firm's determination shall be made within forty-five (45) days after its engagement (which engagement shall be made no later than five (5) business days after the end of the Resolution Period), or as soon thereafter as possible, shall be set forth in a written statement delivered to the Sellers and Buyer and shall be final, conclusive, non-appealable and binding for all purposes hereunder, provided that such determination may be reviewed, corrected or set aside in an arbitration under
Section 10.8 of this Agreement, but only if the arbitrators find that the Independent Accounting Firm committed manifest error with respect to its determination. The determination of the Independent Accounting Firm shall not be deemed an award subject to review under the Federal Arbitration Act or any other statute. The fees and expenses of the Independent Accounting Firm in resolving any differences pursuant shall be paid one-half by the Sellers and one-half by the Buyer.

                 (c) In accordance with the terms of the Escrow Agreement, within ten (10) days of the final determination of the Closing Balance Sheet and the Tangible Asset Value:

                         (i) If the Tangible Asset Value is greater than or equal to $3,800,000 minus the PPL Adjustment, the Buyer and Sellers shall instruct the Escrow Agent (unless the procedures in Section 2.2(b) are employed and in that case, the Independent Accounting Firm shall instruct the Escrow Agent) to pay to the Sellers the Tangible Asset Escrow;

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                                                                           FINAL

                         (ii) If the Tangible Asset Value is less than $3,800,000 minus the PPL Adjustment but equal to or greater than $3,300,000 minus the PPL Adjustment, the Buyer and Sellers shall instruct the Escrow Agent (unless the procedures in Section 2.2(b) are employed and in that case, the Independent Accounting Firm shall instruct the Escrow Agent) to pay to the Buyer from the Tangible Asset Escrow the amount by which the Tangible Asset Value is less than $3,800,000 minus the PPL Adjustment and accordingly shall instruct the Escrow Agent to pay the balance of the Tangible Asset Escrow to the Sellers; and

                         (iii) If the Tangible Asset Value is less than $3,300,000 minus the PPL Adjustment, the Buyer and Sellers shall instruct the Escrow Agent (unless the procedures in Section 2.2(b) are employed and in that case, the Independent Accounting Firm shall instruct the Escrow Agent) to pay to the Buyer the entire Tangible Asset Escrow, and the Sellers, shall on a pro rata basis in accordance with
        SCHEDULE 2.2 pay to the Buyer in cash an amount equal to the difference between (A) $3,300,000 minus the PPL Adjustment and (B) the Tangible Asset Value.

                 (d) Within ten (10) days following the final determination of the Closing Balance Sheet the Buyer shall present to the Sellers a computation of the Section 338(h)(10) Amount calculated by applying the Closing Balance Sheet amounts to the formula and computations set forth on EXHIBIT A. The
Section 338(h)(10) Amount as computed by the Buyer shall be binding upon the Sellers unless within twenty (20) days following delivery of the Buyer's calculation to the Sellers, the Sellers notify the Buyer of any objection thereto, which may only be that the Section 338(h)(10) Amount was not properly calculated pursuant to this Section. If the Sellers notify the Buyer of their objection to the Buyer's calculation of the Section 338(h)(10) Amount, the parties shall negotiate in good faith to resolve their differences. If within twenty (20) days following receipt of the Sellers objection notice such differences are not resolved, the parties shall submit their dispute to the Independent Accounting Firm for resolution upon the same terms as set forth in
Section 2.3(b) hereof. Within ten (10) days of the final determination of the
Section 338(h)(10) Amount, the parties shall settle the payment of the Section 338(h)(10) Amount as follows:

                         (i) If the Section 338(h)(10) Amount exceeds
        $1,250,000, the Escrow Agent shall disburse to the Sellers the entire amount of the Section 338(h)(10) Escrow and the Buyer shall pay to the Sellers the amount by which the Section 338(h)(10) Amount exceeds the amounts paid to the Sellers from the Section 338(h)(10 Escrow;

                         (ii) If the Section 338(h)(10) Amount is between $1,250,000 and $1,000,000, the Escrow Agent shall disburse to the Sellers the amount by which the Section 338(h)(10) Amount exceeds $1,000,000 and shall disburse the balance of the Section 338(h)(10) Escrow to the Buyer; and

                         (iii) If the Section 338(h)(10) Amount is less than $1,000,000, the Sellers shall severally on a pro-rata basis in accordance with SCHEDULE 2.2, reimburse

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                                                                           FINAL

        Buyer the amount by which $1,000,000 exceeds the Section 338(h)(10) Amount and the Escrow Agent shall disburse the Section 338(h)(10) Escrow to the Buyer.

         2.4      ADDITIONAL PURCHASE PRICE.

                 (a) In the event and at such time as the GSA, or it successors, notifies the Company, or any of its successors or Affiliates, that the GSA will exercise the option for continuation of five years or more on the Company's GSA Professional Engineering Schedule (GS-23F-0206K), (hereinafter referred to as the "GSA Schedule") in a manner that allows the Company, or any of its successors or Affiliates, to continue with, bid and provide services as a small business under the GSA Schedule on GSA Schedule based contracts, including those originating from the US Air Force at Wright-Patterson Air Force Base, then the Buyer shall pay to the Sellers, within ten (10) business days after the notice of the exercise of the option of the GSA Schedule by GSA, or, in the absence of notice, the exercise of such option of the GSA Schedule by GSA, as additional Purchase Price, the aggregate amount of One Million Dollars ($1,000,000) (the "Additional Purchase Price"). In the event that the Additional Purchase Price becomes payable by Buyer to Sellers, the Section 338(h)(10) Amount shall be recalculated in accordance with EXHIBIT A to take into account the Additional Purchase Price. The amount that reflects the difference between the recalculated
Section 338(h)(10) Amount and the Section 338(h)(10) Amount agreed to by the parties computed without the Additional Purchase Price shall be the "Additional
Section 338(h)(10) Amount". The Additional Section 338(h)(10) Amount shall be paid to Sellers concurrent with the payment of the Additional Purchase Price by wire transfer to Sellers in the proportions specified in SCHEDULE 2.2.

                 (b) In connection with such GSA Schedule option the Buyer and its successors or Affiliates shall (i) cause the Company to notify the GSA of the Company's desire to exercise the GSA Schedule option in advance of the GSA Schedules' option exercise date, and (ii) cause the Company to remain as a subsidiary of Buyer or its successors, and (iii) not permit the Company to engage in an acquisition of the stock, interests or material assets of another Person or merge with another Person, either of which would disqualify the Company from being eligible to receive the GSA Schedule exercise of option.

                 (c) The Company, upon request from the Sellers, will periodically discuss with the Sellers the state of the Company's GSA Schedule related business and activities.

                 (d) In the event that there occurs (i) (A) a sale, exchange or transfer by Buyer or Company of all or a substantial portion of its assets; (B) a merger by Buyer in which Buyer is not the surviving entity, or in which shareholders of Buyer immediately prior to the merger own less than 50% of the outstanding capital stock in the merged entity immediately after the merger; (C) a sale by shareholders of Buyer of more than 50% of the outstanding capital stock of Buyer; or (D) the sale of substantially all of the assets, or a change in control of the Company, and such occurrences in items (A) through (D) above cause the Company or its successors to become ineligible to receive notice to exercise the option of the GSA Schedule; or (ii) a breach of subparagraph 2.4
(b) above, the Additional Purchase Price shall be paid to the Sellers at the earlier of the time the option would otherwise be exercised or the time in which any of the events or occurrences listed in sub-sections (i) through (ii) above occur. If the Additional Purchase Price

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                                                                           FINAL

is not paid, when due to Sellers pursuant to this Section 2.4, interest shall accrue on any unpaid amount at the rate of 7% per annum commencing on the date that payment is due.


                                    ARTICLE 3

                                   THE CLOSING

          3.1 CLOSING AND CLOSING DATE. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned in accordance with the provisions of Article 8 hereof, the Closing (the "Closing") of the transactions contemplated by this Agreement shall take place at 10:00 a.m. (Boston time) on a date to be designated by the Buyer and the Sellers as promptly as practical after all of the conditions to the respective obligations of the parties set forth in Article 7 hereof shall have been satisfied or waived (such date and time on and at which the Closing actually occurs being referred to herein as the "Closing Date"). The Closing shall take place at the offices of the Buyer's counsel, Nixon Peabody LLP, Suite 900, 401 9th Street, N.W., Washington, D.C. 20004.

          3.2 DOCUMENTS TO BE DELIVERED TO THE BUYER BY THE SELLER PARTIES. At the Closing, the Seller Parties will deliver to the Buyer:

                 (a) Certificates representing 100% of the Shares, duly endorsed for transfer in blank or accompanied by stock powers duly executed in blank, in proper form for transfer by each Seller;

                 (b) A certificate, in form and substance reasonably acceptable to the Buyer, executed by the President of the Company, and attested to by the Secretary of the Company, dated the Closing Date, and certifying that attached thereto are true and complete copies of: (i) the Certificate of Incorporation of the Company, as in effect as of the Closing Date; (ii) the By-laws of the Company, as amended and as in effect as of the Closing Date; (iii) the resolutions duly adopted by the Board of Directors of the Company authorizing the execution, delivery, and performance of this Agreement and each Transaction Document to which the Company is a party, which resolutions have not been modified, rescinded, or amended and are in full force and effect as of the Closing Date;

                 (c) Certificates, in form and substance reasonably acceptable to the Buyer, dated the Closing Date, executed by (i) the President of the Company, certifying as to the accuracy of the Company's representations and warranties at and as of the Closing and the performance by Sellers and the Company of its covenants and agreements set forth in this Agreement and each Transaction Document to which the Company is a party to be performed prior to the Closing Date and (ii) by each of the Sellers certifying as to the accuracy of his and the Company's representations and warranties at and as of the Closing and the performance by such Seller and the Company of his and its covenants and agreements set forth in this Agreement and each Transaction Document to be performed prior to the Closing Date;

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                                                                           FINAL

                 (d) Resignations of all of the directors and officers of the Company;

                 (e) All of the Company's contracts, books, records, and other data relating to the Company's operations, including the Company's minute and stock record books;

                 (f) Each of the Consulting Agreements duly executed by Donald Alducin and Edward Dieterle;

                 (g) Each of the Employment Agreements duly executed by Patrick Shannon, William Smith and Frank Grosso;

                 (h) A certificate of good standing of the Company from the Secretary of State of the state of Delaware, and a certificate from the Secretaries of State of the states of each jurisdiction in which the Company owns or leases real property or otherwise does business evidencing the Company's authorization to conduct business as a foreign corporation in such state, dated not earlier than 10 days prior to the Closing Date;

                 (i) The opinion of counsel for the Seller Parties referred to in Section 7.2(d) of this Agreement;

                 (j) Consents to transfer of all leases, licenses and other contracts listed in SCHEDULE 4.6 of this Agreement in form reasonably satisfactory to Buyer;

                 (k) A duly executed Termination Agreement effectively terminating the Shareholders Agreement, dated November 12, 1990, by the Company and the Sellers of the Company;

                 (l) A duly executed Escrow Agreement;

                 (m) Such other certificates and documents as the Buyer or its counsel may reasonably request;

                 (n) Bank of America Payoff Letter; and

                 (o) Executed Section 338(h)(10) Election Forms.

          3.3 DOCUMENTS AND ITEMS TO BE DELIVERED TO THE SELLER PARTIES BY THE BUYER. At the Closing, the Buyer will deliver to the Seller Parties:

                 (a) Against receipt of stock certificates for the Shares in accordance with Section 3.2(a) above, the Closing Payment, the Section 338(h)(10) Amount and all other amounts required to be paid by Buyer to Sellers pursuant to Section 2.2 of this Agreement;

                                       15
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                                                                           FINAL


                 (b) A certificate, in form and substance reasonably acceptable to the Seller Parties, executed by an authorized officer of the Buyer, dated the Closing Date, and certifying that attached thereto are true and complete copies of (i) the Articles of Organization of the Buyer as in effect as of the Closing Date; (ii) the By-Laws of the Buyer, as amended and as in effect as of the Closing Date; and (iii) the votes duly adopted by the Board of Directors of the Buyer authorizing the execution, delivery, and performance of this Agreement and each Transaction Document to which it is a party, which votes have not been modified, rescinded or amended and are in full force and effect;

                 (c) A certificate, in form and substance reasonably acceptable to the Seller Parties, executed by an authorized officer of the Buyer, dated the Closing Date, certifying as to the accuracy of the Buyer's representations and warranties at and as of the Closing and the performance by the Buyer of its covenants and agreements set forth in this Agreement and each Transaction Document to which it is a party to be performed prior to the Closing Date;

                 (d) Duly executed Consulting Agreements;

                 (e) The opinion of counsel for the Buyer referred to in Section 7.1(d) of this Agreement;

                 (f) A duly executed Escrow Agreement; and

                 (g) Such other certificates and documents as the Sellers or their counsel may reasonably request.

                 3.4 OTHER DOCUMENTATION. Sellers with the assistance of Buyer shall use reasonable best efforts to obtain each of the Employment Agreements duly executed by Elizabeth Matthews and Thomas Jonak.

                                    ARTICLE 4

              REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

                  The Seller Parties, jointly and severally, hereby represent and warrant to the Buyer as follows:

          4.1 ORGANIZATION AND QUALIFICATIONS OF THE COMPANY. The Company is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware with all corporate power and authority to own or lease all of its properties and assets and to conduct its business as currently conducted, and is duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary. Except as set forth on
SCHEDULE 4.1, the Company does not own nor does it have the right or obligation to acquire, directly or indirectly, any interest in any Person.

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                                                                           FINAL

          4.2 CAPITALIZATION. The authorized capital stock of the Company consists of 100,000 shares of Common Stock, no par value, of which 61,656 shares are issued and outstanding and 3,245 shares are held in the Company's treasury. Except for this Agreement, there are no outstanding (i) shares of capital stock or other voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company or (iii) options, warrants, rights or other agreements or commitments to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or other ownership interests in, or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in, the Company, and no obligation of the Company to grant, extend or enter into any subscription, warrant, option, right, convertible or exchangeable security or other similar agreement or commitment (the items in clauses (i), (ii) and (iii) being referred to herein collectively as the "Company Securities"). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities. As of the Closing Date, there will be no voting trusts, stockholders' agreements, or other agreements, contracts or understandings relating to the ownership, voting or transfer of capital stock of the Company to which the Company or any of the Sellers is a party. Except as set forth on SCHEDULE 4.2, there are no other agreements, contracts or understandings with respect to the ownership, voting or transfer of capital stock of the Company. No Person other than the Sellers owns of record or beneficially any Company Securities.

          4.3 ACTIONS AND AUTHORITY; ENFORCEABILITY. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each Transaction Document to which the Company is a party by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and each Transaction Document to which the Company is a party or to consummate the transactions so contemplated. This Agreement and each Transaction Document to which the Company is a party has been duly and validly executed and delivered by the Company and, assuming such agreements constitute the legal, valid and binding obligations of the Buyer, constitute the legal, valid and binding agreements of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and general principles of equity (whether considered in a proceeding in equity or at law).

          4.4 ISSUANCE; AUTHORITY OF THE SELLERS AND THE SELLERS' TITLE TO SHARES. The Sellers have all requisite power and authority to execute and deliver this Agreement and each of the Transaction Documents to which the Sellers are a party, to perform their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Each Seller has all requisite legal capacity, power and authority to execute and deliver

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                                                                           FINAL

this Agreement and each of the Transaction Documents to which the Sellers are a party, to perform, his obligations hereunder and thereunder and consummate the transactions contemplated herein and therein. This Agreement and each Transaction Document to which the Sellers are a party have been duly and validly executed and delivered by the Sellers and, assuming such agreements constitute the legal, valid and binding obligations of the Buyer, constitute the legal, valid and binding agreements of the Sellers, enforceable against each of the Sellers in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and general principles of equity (whether considered in a proceeding in equity or at law). The Shares are duly authorized, validly issued, fully paid and non-assessable. Each Seller has good and marketable title to and is the lawful, legal and beneficial owner of the number of Shares set forth opposite his name on SCHEDULE 2.2 hereto, free and clear of all Liens and the Buyer, at the Closing and on payment of the Closing Payment, will receive good and marketable title to the Shares, free and clear of all Liens.

          4.5 CHARTER AND BY-LAWS. Copies of the Certificate of Incorporation and By-Laws of the Company have been provided to Buyer, and each such copy is true, correct and complete.

          4.6 CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution and delivery of this Agreement and each Transaction Document to which any of the Seller Parties is a party by the Seller Parties nor the performance by the Seller Parties of their respective obligations hereunder and thereunder, nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws of the Company, (ii) except as set forth on SCHEDULE 4.6, require any consent, waiver, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, (iii) except as set forth on
SCHEDULE 4.6, violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of the Company or the Sellers, or any of them, or cause an indemnity payment to be made by the Company under, or result in the creation or imposition of any lien upon any properties, assets or business of the Company under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which the Company or the Sellers, or any of them, is a party or by which the Company or the Sellers or any of their respective assets or properties is bound or encumbered, or give any Person the right to require the Company to purchase or repurchase any notes, bonds or instruments of any kind, or (iv) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or the Sellers, or any of them, or any of their respective properties or assets.

          4.7 FINANCIAL STATEMENTS; NO UNDISCLOSED LIABILITIES.

                 (a) The Company has delivered to the Buyer copies of audited financial statements of the Company as at and for the year ended December 31, 2001, together with all related schedules and notes (the "Financial Statements"). The balance sheets (including, where

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                                                                           FINAL

applicable, the related notes and schedules) included in the Financial Statements fairly present the financial position of the Company as of the date thereof in all material respects, and the statements of income (or statements of results of operations), stockholders' equity and cash flows (including the related notes and schedules) included in the Financial Statements fairly present the results of operations, stockholders' equity, and retained earnings and cash flows, as the case may be, of the Company for the year ended December 31, 2001 in accordance with GAAP, except as stated therein or, where applicable, in the notes to the Financial Statements.

                 (b) Except as disclosed on SCHEDULE 4.7, since December 31, 2001, there were no liabilities or obligations of any nature (whether accrued, absolute, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due) required by GAAP to be set forth on the balance sheet of the Company that were not reflected or reserved against on such balance sheet as of December 31, 2001, included in the Financial Statements. Except as and to the extent specifically reflected or reserved against in the Financial Statements or otherwise disclosed in SCHEDULE 4.7, as of December 31, 2001 the Company does not have any liabilities or obligations of any nature, whether absolute, accrued, contingent, matured or unmatured or otherwise, and whether due or to become due (including, without limitation, any liability for Taxes and interest, penalties and other charges payable with respect to any such liability or obligation). Since December 31, 2001, the Company has not incurred any liabilities other than liabilities which (i) have been incurred in the ordinary course of business consistent with past practice and (ii) have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          4.8 ABSENCE OF CERTAIN CHANGES. Except as set forth in SCHEDULE 4.8, since September 30, 2001, (i) the Company has conducted its business only in the ordinary and usual course of business consistent with past practice, and (ii) except for matters of general knowledge in the industry related to general economic or industry conditions, there has not been any change in or development with respect to the Company's business, operations, condition (financial or otherwise), results of operations, prospects, assets or liabilities, except for changes and developments which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in SCHEDULE 4.8, since September 30, 2001, the Company has not taken any of the actions prohibited by Section 6.1 hereof, and there has not been any material damage, destruction or loss (whether or not covered by insurance) to any property of the Company. Notwithstanding the exclusion set forth in Section
6.1 for distributions to pay taxes, SCHEDULE 4.8 shall list any and all distributions made to shareholders from September 30, 2001 to the Closing Date.

          4.9 BROKERS. No investment banker, broker or finder, other than Windsor Group, LLC (the "Sellers' Investment Banker") is entitled to receive any brokerage, finder's or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Company or any of its officers, directors or employees or the Sellers.

          4.10 EMPLOYEE BENEFIT MATTERS.

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                                                                           FINAL

                 (a) Except as set forth on SCHEDULE 4.10(A), the Company does not maintain or contribute to, or have any obligation to contribute to or have any liability (including a liability arising out of an indemnification, guarantee, hold harmless or similar agreement) with respect to any plan, program, arrangement, agreement or commitment which is an employment, consulting, severance pay, termination pay, change in control or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, stock option, stock purchase, stock appreciation rights, life, health, disability or accident insurance plan, or other employee benefit plan, program, arrangement, agreement or commitment, including any "employee benefit plan" as defined in Section 3(3) of ERISA (individually, a "Plan," or collectively, the "Plans"). Each such Plan is identified on SCHEDULE 4.10(A) to the extent applicable, as one or both of the following: an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) or an "employee welfare plan" (as defined in Section 3(l) of ERISA).

                 (b) The Company is not subject to any actual or contingent liability under Title IV of ERISA, Section 302 of ERISA, Section 412 or 4971 of the Code or any similar provision of foreign law or regulation, whether in respect of any employee benefit plan maintained by the Company or by any other employer or person or otherwise.

                 (c) No event has occurred, and no circumstance exists, in connection with which the Company, or any Plan, directly or indirectly, could be subject to any material liability under ERISA, the Code or any other law, regulation or governmental order applicable to any Plan or under any agreement, instrument, statute, rule of law or regulation pursuant to or under which the Company has agreed to indemnify or is required to indemnify any Person against liability incurred under, or for a violation or failure to satisfy the requirements of ERISA, the Code or any other statute, regulation or order applicable to any Plan.

                 (d) With respect to each Plan, (i) all payments due from the Company to date have been timely made and all amounts properly accrued to date or as of the Closing Date as liabilities of the Company which have not been paid have been and will be properly recorded on the books of the Company; (ii) each such Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS") with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that has or is likely to, and the consummation of the transactions contemplated hereby will not, adversely affect such qualification or exemption; (iii) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Seller Parties, threatened with respect to such Plan or against the assets of such Plan; and (iv) the Company has complied with, and such Plan conforms in form and operation to, all applicable laws and regulations, including ERISA and the Code, in all material respects.

                 (e) No Plan is under audit or is the subject of an investigation by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation ("PBGC") or any other Governmental Authority.

                                       20
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                                                                           FINAL


                 (f) Except as set forth on SCHEDULE 4.10(A), the consummation of the transactions contemplated by this Agreement and each Transaction Document (alone or together with any other event) will not (i) entitle any Person to any benefit under any Plan, (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation or other benefit due to any Person under any Plan, or (iii) result in the payment or series of payments by the Company or any of its subsidiaries to any Person of an "excess parachute payment" within the meaning of Section 280G of the Code, or any other payment which is not deductible for federal income tax purposes under the Code, whether or not such payment is considered to be reasonable compensation for services rendered.

                 (g) Except as disclosed in the Financial Statements or in
SCHEDULE 4.10(A), the Company has no material liability with respect to an obligation to provide benefits, including death or medical benefits (whether or not insured) with respect to any Person beyond their retirement or other termination of service other than (i) coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code or state law, (ii) retirement or death benefits under any employee pension plan, (iii) disability benefits under any employee welfare plan that have been fully provided for by insurance or otherwise, (iv) deferred compensation benefits accrued as liabilities on the books of the Company, or (v) benefits in the nature of severance pay.

                 (h) The Company has delivered or made available to the Buyer, with respect to each Plan for which the following exists:

                         (i) a copy of the three most recent Forms 5500 with respect to each Plan;

                         (ii) a copy of the Summary Plan Description, together with each Summary of Material Modifications, required under ERISA with respect to such Plan in the past three years, all material employee communications relating to such Plan, and, unless the Plan is embodied entirely in an insurance policy to which the Company is a party, a true and complete copy of such Plan;

                         (iii) if the Plan is funded through a trust or any third party funding vehicle (other than an insurance policy), a copy of the trust or other funding agreement; and

                         (iv) the most recent determination letter received from the IRS with respect to each Plan that is intended to be a "qualified plan" under Section 401 of the Code.

                 (i) With respect to each Plan for which Financial Statements are required by ERISA, there has been no material adverse change in the financial status of such Plan since the date of the most recent such statements provided to the Buyer.

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
                                                                           FINAL

                 (j) The Company has no announced plan or legally binding commitment to create any additional Plans or to amend or modify any existing Plan, other than amendments required by law or those that would not materially increase costs under any such Plan.

                 (k) The Company has complied in all material respects with the provisions of Part 6 of Title I of ERISA and Sections 4980B, 9801 and 9802 of the Code.

                 (l) The Company does not and has never sponsored, maintained, contributed to, or incurred an obligation to contribute to any Defined Benefit Plan, Multiemployer Plan or to a Multiple Employer Plan. For these purposes, "Defined Benefit Plan" has the meaning set forth in Section 414 of the Code , "Multiemployer Plan" means a multiemployer plan as defined in Section 3(37) and 4001 (a) (3) of ERISA and "Multiple Employer Plan" means any plan sponsored by more than one employer, within the meaning of Sections 4063 or 4064 of ERISA or
Section 413(c) of the Code.

                 (m) All employees of the Company are citizens of, or are authorized in accordance with Federal immigration laws to be employed in the United States.

                 (n) The Company has complied with and is in compliance with the Fair Labor Standards Act 29 U.S.C. ss. 201, ET SEQ., and all relevant state wage and hour laws and in particular has (i) properly classified employees as either exempt or non-exempt for purposes of determining who is eligible for receiving overtime pay and (ii) paid all non-exempt employees for any and all overtime work they have performed for the Company.

                 (o) Any individual who has provided or is providing services to the Company and who has not or will not receive an IRS W-2 form has been classified as an independent contractor in full compliance with federal and state wage and hour laws.

          4.11 ACTIONS AND PROCEEDINGS. Except as set forth on SCHEDULE 4.11, there is no claim, litigation, suit, action, proceeding, investigation pending or, to the Knowledge of the Seller Parties, threatened, against or relating to the Company or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby. The Company is not subject to any outstanding judgment, order, writ, injunction, decree or ruling of any legal or administrative body or arbitrator. There are no audits, investigations, inquiries or proceedings by any Governmental Authority pending to which the Company or the Sellers are a party or of which any of their respective property is the subject, and, to the Knowledge of the Seller Parties, no such audits, investigations, inquiries or proceedings are threatened or contemplated.

          4.12 TAX MATTERS.

                 (a) Except as set forth on SCHEDULE 4.12(A) (with paragraph references corresponding to those set forth below):


                         (i) the Company has timely filed (taking into account all available extensions) all Tax Returns required to be filed by applicable law and has paid all

                                                                           FINAL


        amounts due in respect of Taxes (whether or not actually shown on such Tax Returns); all such Tax Returns are true, correct and complete in all material respects and accurately set forth all items to the extent required to be reflected or included in such Tax Returns by applicable federal, state, local or foreign Tax laws, regulations or rules;

                         (ii) the Company has not executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns; and the period during which any assessment against the Company may be made by the IRS or other appropriate authority has expired without waiver or extension of any such period for each such authority;

                         (iii) since January 1, 1997, no claim has been made, and, to the Knowledge of the Seller Parties, prior to January 1, 1997, no claim was made, by any authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction;

                         (iv) there are no liens with respect to any material Taxes upon any of the assets or properties of the Company;

                         (v) the Company has paid in full or set up reserves in accordance with GAAP in respect of all Taxes for the periods covered by such Tax Returns, as well as all other Taxes, penalties, interest, fines, deficiencies, assessments and governmental charges that have become due or payable (including, without limitation, all Taxes that the Company is obligated to withhold from amounts paid or payable to or benefits conferred upon employees, creditors and third parties); as of the date hereof, there is no proposed liability for any Tax to be imposed upon the Company for which there is not an adequate reserve;

                         (vi) adequate provisions in accordance with GAAP consistently applied to the Company have been made in the Financial Statements for the payment of all Taxes for which the Company may be liable for the periods covered thereby that were not yet due and payable as of the date thereof, regardless of whether the liability for such Taxes is disputed; and

                         (vii) The Company (and any predecessor of the Company) is and was at all times a validly electing S corporation within the meaning of Code sections 1361 and 1362.

                 (b) The Company is not liable for Taxes of any other Person, whether pursuant to U.S. Treasury Regulation Section 1.1502-6 (or any comparable provision of state or local law), and there is no contract, agreement or intercompany account system in existence under which the Company has, or may at any time in the future have, an obligation to contribute to the payment of any portion of a Tax (or pay any amount calculated with reference to any portion of a Tax) of any group of corporations of which the Company is or was a part. The Company will not be liable for any Taxes under Section 1374 of the Code in connection with the deemed sale of the Company's assets caused by Section 338(h)(10) Election.

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                                                                           FINAL


                 (c) Set forth on SCHEDULE 4.12(C) is a complete list of income and other Tax Returns filed by the Company pursuant to the laws or regulations of any federal, state, local or foreign Tax authority that have been examined or audited by the IRS or other appropriate authority with respect to the past three
(3) fiscal years of the Company, and a list of all adjustments resulting from each such examination or audit. Except as set forth on SCHEDULE 4.12(C), no such examination or audit is in progress. Except as set forth on SCHEDULE 4.12(C), all deficiencies proposed as a result of such examinations or audits have been paid or finally settled and no issue has been raised in any such examination or audit that, by application of similar principles, reasonably can be expected to result in the assertion of a deficiency for any other year not so examined or audited. Except for Taxes payable with Tax Returns not yet due and filed, there are no grounds for any further Tax liability, beyond amounts accrued with respect to the years that have not been examined or audited.

                 (d) None of the assets owned by the Company is property that is required to be treated as owned by any other Person pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, as in effect immediately prior to the enactment of the Tax Reform Act of 1986 or is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

                 (e) The Company has maintained the books and records required to be maintained pursuant to Section 6001 of the Code and the rules and regulations thereunder, and comparable laws, rules and regulations of the countries, states, counties, provinces, localities and other political divisions wherein it is required to file returns and reports relating to Taxes.

                 (f) No amount will be required to be withheld under Section 1445 of the Code in connection with any of the transactions contemplated by this Agreement.

                 (g) The Company has not received or applied for a Tax ruling or has entered into a closing agreement pursuant to Section 7121 of the Code, any predecessor provision or similar provision of state or local law which closing agreement is currently in effect.

                 (h) There are no outstanding adjustments for Tax purposes applicable to the Company under Section 481 of the Code or similar provisions under state or local law as a result of changes in methods of accounting that would apply to, or have an effect on the Company subsequent to the date herein.

                 (i) The Company will not, as a result of the transaction contemplated by this Agreement, make or become obligated to make any "excess parachute payment" as defined in Section 280G of the Code.

          4.13 COMPLIANCE WITH LAW; LICENSES AND PERMITS.

                 (a) Except as set forth on SCHEDULE 4.13, the Company is not, in any material respect, in conflict with, in default under or in violation of,
(i) any statute, law, ordinance, code, rule, regulation, order, judgment or decree applicable to the Company or by which any property

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                                                                           FINAL

or asset of the Company is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which any property or asset of the Company is bound or affected. The Company has all material permits, licenses, authorizations, security clearances, consents, approvals and franchises from Governmental Authorities necessary or required to conduct its business (the "Company Permits"). The Company is in compliance with the terms of all Company Permits.

                 (b) Without limiting the generality of the foregoing, the Company does not have any continuing liability or obligation resulting from (i) any citations, notices of violations, audits, written complaints, consent orders (or amendments to or modifications of such orders), compliance schedules or other similar enforcement orders received from any Governmental Authority thereof, or (ii) any notice or inquiry, including inspection reports, received from any Governmental Authority or agency thereof, which in any case would indicate that the Company was not then or is not currently in compliance with all applicable statutes, laws, ordinances, rules and regulations.

          4.14 INTELLECTUAL PROPERTY.

                 (a) SCHEDULE 4.14(A) sets forth a true, correct and complete list of all patents, patents pending, registered trademarks, registered copyrights, registered service marks and registered names owned or held by the Company (or otherwise used in the business of the Company) on the date hereof and identifies all license agreements in effect on the date hereof pursuant to which any of the above is licensed to or by the Company, in each case, which are material to the Company. Except as otherwise indicated on SCHEDULE 4.14(A), (i) the Company is as of the date hereof and will be at the Closing the sole and exclusive owner or holder of such Intellectual Property free and clear of any royalty or other payment obligation, lien, charge or other encumbrance, (ii) such Intellectual Property is fully assignable, without conditions, limitations or restrictions of any kind, and (iii) there are no agreements which restrict or limit the use by the Company of such Intellectual Property.

                 (b) Except as set forth on SCHEDULE 4.14(B): (i) (A) the Intellectual Property disclosed on SCHEDULE 4.14(A) is valid and enforceable,
(B) to the Knowledge of the Seller Parties, such Intellectual Property does not violate any trade secret agreement and does not infringe on any patents, trademarks, copyrights or any other intellectual property or proprietary rights of any Person in any country, (C) all use of any Company software by any other Person has been pursuant to the terms of a written agreement with such Person or is otherwise lawful, (D) all necessary and desirable action to maintain and protect such Intellectual Property has been taken by the Company and (E) all maintenance fees, taxes, annuities and renewal fees have been paid and all other necessary actions to maintain such Intellectual Property have been taken through the date hereof and will continue to be paid or taken by the Company through the Closing; (ii) to the Knowledge of the Seller Parties, the Company has not interfered with, infringed upon or misappropriated any Intellectual Property rights of third parties, and the Company has not received any written notice of claim that any of its Intellectual Property has expired, is not valid or enforceable in any country or that it infringes upon, conflicts with or misappropriates any trade secret, patent, trademark, service mark, copyright or trade name of any

                                                                           FINAL

third party, and no such claims or controversies currently exist; and (iii) the Company has not given any notice of infringement to any third party with respect to any of such Intellectual Property or has become aware of facts or circumstances evidencing the infringement by any third party of any of such Intellectual Property.

          4.15 REAL PROPERTY; PERSONAL PROPERTY.

                 (a) The Company does not own any real property in fee or otherwise (except for the leasehold interests referred to in this Section 4.15).

                 (b) SCHEDULE 4.15(B) sets forth a true, correct and complete list of all leases, subleases and other agreements under which the Company uses or occupies or has the right to use or occupy any real property (the "Real Property Leases" and the property governed by such Real Property Leases is referred to herein as the "Real Property"). The Company has heretofore delivered to the Buyer true, correct and complete copies of all Real Property Leases (including all written modifications, amendments, supplements, waivers and side letters thereto). Each Real Property Lease is valid, binding and in full force and effect, all rent and other sums and charges payable by the Company as tenant thereunder are current, and no termination event or condition or uncured default of a material nature on the part of the Company or, to the Knowledge of the Seller Parties, on the part of any other party thereto exists under any Real Property Lease. All such Real Property Leases will continue to be valid, binding and enforceable in accordance with their respective terms and in full force and effect immediately following the consummation of the transactions contemplated hereby. The Company has a good and valid leasehold interest in each parcel of Real Property leased by it, free and clear of all mortgages, pledges, liens, encumbrances and security interests, except (i) those reflected or reserved against in the balance sheet included in the Financial Statements, (ii) Taxes and general and special assessments not in default and payable without penalty and interest, and (iii) other liens, mortgages, pledges, encumbrances and security interests which do not materially interfere with the Company's use of such Real Property or materially detract from or diminish the value thereof.

                 (c) To the Knowledge of the Seller Parties the buildings and improvements on the Real Property (i) are in good operating condition and repair and are adequate and suitable for the purposes for which they are currently being used; and (ii) to the Knowledge of the Seller Parties, have received all approvals of Governmental Authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules and regulations.

                 (d) SCHEDULE 4.15(D) sets forth a true, accurate and complete list of each item of tangible personal property with an original cost in excess of $3,000 used in connection with the Company's business. To the Knowledge of Seller Parties all of the tangible personal property in excess of $3,000 primarily used by the Company in its business is either owned or leased by the Company. Except as disclosed in SCHEDULE 4.15(D), the Company is in possession of and has good title to, or has valid leasehold interests in, all tangible personal property used in the business of the Company. All such tangible personal property is owned by the Company, free and clear of all liens and other encumbrances other than those which do not materially

                                                                           FINAL

interfere with the current use of such property or materially detract from the value thereof, or is leased under valid and subsisting leases, and in any case, is in good working condition and is adequate and suitable for the purpose for which it is currently being used.

          4.16 INSURANCE. Set forth on SCHEDULE 4.16 is a list of all insurance policies maintained by the Company or in which the Company has an interest (including the providers of such insurance policies) and all claims made under such policies (including all outstanding claims) since December 31, 1998. All such insurance policies have been issued by an insurer that is financially sound and reputable, are legal, valid, binding, enforceable, and in full force and effect, all premiums with respect thereto covering all periods up to and including the date hereof have been paid or accrued in appropriate month-end financial statements, and the Company is not in default thereunder. The Company has not received any notice of cancellation or termination with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation. The Company has previously provided the Buyer with copies of such policies. All claims thereunder have been filed in a due and timely fashion.

          4.17 MATERIAL CONTRACTS. Set forth on SCHEDULE 4.17, is a true, correct and complete list of all Material Contracts, and the Company has made available to the Buyer, true, correct and complete copies of all written Material Contracts (including, but not limited to, with respect to each Material Contract all correspondence, performance reports, at risk funding, adverse reports or decisions, government property lists, pending or completed close-out documentation, delays in deliverables, overrun of funding, and pending or settled claims). Other than Material Contracts which have terminated or expired in accordance with their terms, each of the Material Contracts identified on
SCHEDULE 4.17 is valid, binding and enforceable in accordance with its terms (subject to the effects of bankruptcy, insolvency and similar laws affecting creditors' rights generally and general principles of equity (whether considered in a proceeding in equity or at law)) and is in full force and effect, and assuming all consents required by the terms thereof or applicable law have been obtained, such Material Contracts will continue to be valid, binding and enforceable in accordance with their respective terms and in full force and effect immediately following the Closing. Except as described on SCHEDULE 4.17, the Company is not, nor has the Company received any notice that it is, nor to the Knowledge of the Seller Parties is any other party in default in any material respect under any Material Contract, and, to the Knowledge of the Seller Parties, there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default since December 31, 1998. No party to any Material Contract has made any claims against, or sought indemnification from, the Company as to any matter arising under or with respect to any Material Contract, and, to the Knowledge of the Seller Parties, neither the Sellers, the Company nor any of its directors or officers has been advised that any such claims may be asserted or initiated.

          4.18 RELATED PARTY TRANSACTIONS. Except as set forth on SCHEDULE 4.18, since December 31, 1997, neither any of the Sellers nor any employee or Affiliate of the Company (i) has borrowed any monies from or has outstanding any indebtedness or other similar obligations to the Company; (ii) owns any direct or indirect interest of any kind in, or is a director, officer, employee, partner, affiliate or associate

                                                                           FINAL

of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any Person or entity which is (x) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company, (y) engaged in a business related to the business of the Company or (z) participating in any transaction to which the Company is a party; or (iii) otherwise is or has been a party to any contract, arrangement, understanding or transaction with the Company.

          4.19 LIENS. Except as set forth on SCHEDULE 4.19, and other than Liens which do not materially interfere with the Company's use of its property or assets or materially diminish or detract from the value thereof, the Company has not granted, created or suffered to exist with respect to any of its assets or properties, any Lien or, provided any guarantee with respect to, or is otherwise responsible for, any obligation of any third party.

          4.20 EMPLOYEE RELATIONS.

                 (a) Since December 31, 1996 there has not occurred nor, to the Knowledge of the Seller Parties, has the Company been threatened with any strikes, slow downs, picketing, work stoppages, concerted refusals to work overtime or other similar labor activities by employees of the Company. The employees of the Company are not represented by any labor union or other labor representative, and there are no collective bargaining agreements or other arrangements in effect with respect to such employees. To the Knowledge of the Seller Parties, there are no Persons attempting to represent or organize or purporting to represent any employees of the Company. The Company has complied and is complying with all laws, rules and regulations relating to the employment of labor, including the provisions relating to wages, hours, collective bargaining, employee health, safety and welfare.

                 (b) Except as set forth on SCHEDULE 4.20(B) there are no complaints, charges or claims against the Company or, to the Knowledge of the Seller Parties, threatened, based on, arising out of, in connection with or otherwise relating to the employment (or termination of employment) by the Company of any individual, including individuals classified as independent contractors or "leased employees" (within the meaning of section 414 (n) of the Code), or the failure to employ any individual, including any claim relating to employment discrimination, equal pay, employee safety and health, sexual harassment, immigration, wages and hours or workers' compensation.

          4.21 EMPLOYEES; EMPLOYMENT AGREEMENTS. Set forth on SCHEDULE 4.21 is a list of each employment, compensation or similar agreement, arrangement or understanding (written or oral) between the Company and any employee, and the Company has heretofore provided the Buyer with true and complete copies of all such agreements. Except as set forth on SCHEDULE 4.21, neither the execution of this Agreement nor the consummation of the transactions set forth herein will result in any payment being made or coming due from the Company to any employee pursuant to any such agreement or arrangement. SCHEDULE 4.21 also sets forth a true and complete list of all employees of and consultants to the Company, showing date of hire, hourly rate or salary or other basis of compensation, each bonus, hourly rate increase and/or salary increase granted since December 31, 2001 (or committed to be granted in connection with the transactions contemplated

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hereunder), amount of accrued vacation, sick time or other paid time off, and job function. Each employee of the Company has all material security clearances required for such employee to perform his or her duties and responsibilities on behalf of the Company.

          4.22 ENVIRONMENTAL MATTERS. The Company (i) except in compliance with applicable law, has not engaged in or permitted any operation or activity at or upon, or any use or occupancy of, any Real Property for the purposes of or in any way involving the handling, use, treatment, disposal, dumping, storage or disposal of any Hazardous Materials on, under, in or about any Real Property, or transported any Hazardous Materials to, from or across any Real Property; (ii) is, and at all times has been in compliance with any and all applicable Environmental Laws, (iii) has received and is, and at all times has been, in compliance with all permits, licenses or other approvals required under applicable Environmental Laws for the conduct of its business, and (iv) has not received notice of any actual or potential liability involving the handling, use, disposal or release of Hazardous Materials. There are no facts or circumstances providing a basis for any material liability against the Company involving the handling, use, disposal or release of Hazardous Materials.

          4.23 ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE.

                 (a) Attached hereto as SCHEDULE 4.23(A) is a true, correct and complete list, as of a date not more than ten (10) business days prior to the date hereof, of the accounts and notes receivable of the Company, which includes an aging of all accounts and notes receivable showing amounts due in 30-day aging categories. To the Knowledge of the Seller Parties, all Accounts Receivable and notes receivable of the Company (i) have arisen only in the ordinary course of business consistent with past practice, and (ii) are not subject to defenses, set-offs or counterclaims. To the Knowledge of the Seller Parties, all billed Accounts Receivable are generally due within thirty (30) days after being accrued on the books of the Company and have been collected, or are collectible, in the full aggregate recorded amounts thereof, less, in the case of the Accounts Receivable reflected on the Closing Balance Sheet, the allowance for doubtful accounts utilized in the preparation of the Closing Balance Sheet.

                 (b) Attached hereto as SCHEDULE 4.23(B), is a true, correct and complete list, as of a date not more than ten (10) business days prior to the date hereof, of the accounts and notes payable and accrued expenses of the Company specifying in each case the payee, the face amount of each payable, the age of each payable regardless of classification on the balance sheet account and any defenses, set-offs or counterclaims that may exist with respect thereto, which includes an aging of all accounts and notes payable showing amounts owing in thirty (30) day aging categories. All accounts and notes payable and accrued expenses of the Company (collectively, the "Accounts Payable") have been incurred or have arisen only in the ordinary course of business consistent with past practice. Except as noted on SCHEDULE 4.23(B), there is no dispute between the Company or any payee with respect to any Account Payable.

                 (c) Attached hereto as SCHEDULE 4.23(C), is a true, correct and complete list of a date not more than ten (10) business days prior to the date hereof, of the unbilled receivables of the Company (the "Unbilled Receivables").

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                                                                           FINAL

To the Knowledge of the Seller Parties, all Unbilled Receivables have arisen only in the ordinary course of business consistent with past practices, are collectible in the ordinary course of business and are not subject to defenses, set-offs or counterclaims. All Unbilled Receivables, once billed are generally due within thirty (30) days after being accrued on the books of the Company.

          4.24 ACCOUNTING PRACTICES. The Company makes and keeps accurate books and records reflecting its assets and maintains internal accounting controls that provide reasonable assurance that (a) transactions are executed in accordance with management's authorization and (b) transactions are recorded as necessary to permit preparation of the Company's Financial Statements and to maintain accountability for the assets of the Company.

          4.25 BANKS; POWERS OF ATTORNEY. Attached hereto as SCHEDULE 4.25 is a true, correct and complete list setting forth the name of each bank in which the Company has an account or safe deposit box, the names of all persons authorized to draw thereon or to have access thereto, and the names of any person holding a power of attorney from the Company.

          4.26 CERTAIN PAYMENTS. Neither the Company nor any Affiliate, director, officer, agent or employee of the Company, or to the Knowledge of the Seller Parties, any other Person associated with or acting on behalf of the Company has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, public or private, regardless of form, whether in money, property, or services
(i) to obtain favorable treatment in securing or maintaining business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company, or (iv) in violation of any statute, law, ordinance, code, rule regulation, order, judgment or decree, or
(b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

          4.27 HMR TECH, LLC. To the Knowledge of the Seller Parties, with respect to HMR Tech, LLC ("HMR"):

                 (a) HMR is a duly organized and validly existing limited liability company in good standing under the laws of the Commonwealth of Virginia with all company power and authority to own or lease all of its properties and assets and to conduct its business as currently conducted, and is duly qualified and in good standing as a foreign limited liability company authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary. A true, correct and complete copy of the Operating Agreement of HMR has been provided to Buyer.

                 (b) HMR keeps accurate books and records reflecting its assets and maintains internal accounting controls that provide reasonable assurance that (i) transactions are executed in accordance with management's authorization and (ii) transactions are recorded as necessary to permit preparation of financial statements and to maintain accountability for HMR's assets.

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HMR has timely  filed  (taking into account all  available  extensions)  all Tax
Returns required to be filed by applicable law and has paid all amounts due in respect to Taxes (whether or not actually shown on such Tax Returns); all such Tax Returns are true, correct and complete in all material respects.

                 (c) All employees of HMR are citizens of, or are authorized in accordance with Federal immigration laws to be employed in the United States. HMR is not subject to any outstanding judgment, order, writ, injunction, decree or ruling of any legal or administrative body or arbitrator. There are no audits, investigations, inquiries or proceedings by any Governmental Authority pending to which HMR is a party or which its property is the subject, and no such audits, investigations, inquiries or proceedings are threatened or contemplated.

                 (d) HMR is not, in any material respect, in conflict with, in default under or in violation of, (i) any statute, law, ordinance, code, rule, regulation, order, judgment or decree applicable to HMR or by which any property or asset of HMR is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which HMR is a party or by which any property or asset of HMR is bound or affected. HMR has and is in compliance with the terms of all material permits, licenses, authorizations, security clearances, consents, approvals and franchises from Governmental Authorities necessary or required to conduct its business.

          4.28 COMPLETE DISCLOSURE. The Seller Parties have delivered to the Buyer true and complete copies of each agreement, contract, commitment or other document (or summaries thereof) that is referred to specifically in the Schedules or that has been requested by the Buyer. No representation or warranty by the Company or the Sellers in this Agreement, and no exhibit, certificate, or schedule furnished or to be furnished to the Buyer pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading or necessary to provide the Buyer with adequate and complete information as to the Company or the businesses, assets and liabilities of the Company. To the Knowledge of the Seller Parties, there is no fact, development or threatened development (excluding general economic factors affecting business in general) which the Seller Parties have not disclosed to the Buyer in writing which has a Material Adverse Effect or, so far as the Seller Parties can reasonably foresee and may reasonably be expected to have a Material Adverse Effect.

          4.29 RELIANCE ON ADVISORS. The Seller Parties have relied solely on their own accountants, legal counsel, investment banker and other advisors in negotiating and consummating the transactions contemplated by this Agreement. No Seller Party is relying upon any representations, promises or agreements of any of Buyer's accountants, legal counsel, investment banker or other advisors excepts as specifically set forth in this Agreement.

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                                                                           FINAL
                                    ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF BUYER

          The Buyer represents and warrants to the Sellers as follows:

          5.1 ORGANIZATION. The Buyer is a duly organized and validly existing corporation in good standing under the laws of The Commonwealth of Massachusetts with all corporate power and authority to own or lease all of its properties and assets and to conduct its business as presently conducted.

          5.2 ACTIONS AND AUTHORITY; ENFORCEABILITY. The Buyer has all requisite corporate power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each Transaction Document to which the Buyer is a party by the Buyer and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Buyer and no other corporate proceedings on the part of the Buyer are necessary to authorize this Agreement and each Transaction Document to which the Buyer is a party or to consummate such transactions. This Agreement and each Transaction Document to which it is a party has been duly and validly executed and delivered by the Buyer and, assuming such agreements constitute the legal, valid and binding obligations of the Seller Parties, constitute the legal, valid and binding agreements of the Buyer, enforceable against the Buyer in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and general principles of equity (whether considered in a proceeding in equity or at law).

          5.3 CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution and delivery of this Agreement and each Transaction Document to which the Buyer is a party by the Buyer nor the performance by the Buyer of its obligations hereunder and thereunder, nor the consummation of the transactions contemplated hereby and thereby will (i) conflict with or result in any breach of any provision of the Articles or Organization or By-Laws of the Buyer, (ii) require any consent, waiver, approval, authorization or permit of, or filing with or notification to any Governmental Authority, (iii) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of the Buyer, or cause an indemnity payment to be made by the Buyer under, or result in the creation or imposition of any lien upon any properties, assets or business of the Buyer under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which the Buyer is a party or by which the Buyer or any of its assets or properties is bound or encumbered, or give any Person the right to require the Buyer to purchase or repurchase any notes, bonds or instruments of any kind, or (iv) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Buyer or any of its properties or assets, except in the case of clauses (ii) through (iv) above, where failure to obtain such consent, approval, authorization or permit, or failure to make such filing or notification, or where such violation, breach, conflict or default, would not, individually or in the aggregate, cause a material adverse effect on the Buyer's ability to perform its obligations hereunder or thereunder or the ability of the parties hereto to consummate the transactions contemplated hereby or thereby.

          5.4 BROKERS. No investment banker, agent, broker, Person or firm acting on behalf of Buyer or its stockholders is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein.

          5.5 SOLVENCY; ABILITY TO PERFORM AGREEMENT. Buyer is solvent, now has, or at the Closing Date will have, available funds necessary to pay the Purchase Price without the need to obtain additional financing, and there is no occurrence, event or condition with respect to it that would prevent it from performing this Agreement in all material respects. Buyer will not become insolvent as a result of consummating the transaction contemplated by this Agreement.

          5.6 INVESTMENT INTENT. Buyer is acquiring the Shares for its own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended, and the rules and regulations issued pursuant thereto.

          5.7 INVESTIGATION BY BUYER.

                 (a) Buyer acknowledges that, except for the representations and warranties of Seller Parties contained in Section 4 of this Agreement, the Schedules hereto or in any other Transaction Document or schedules thereto, none of the Sellers or the Company or any of the Company's directors, officers, employees, affiliates, controlling persons, agents, advisors or representatives, makes or shall be deemed to have made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information (including, without limitation, any estimates, projections, forecasts or other forward-looking information) provided or otherwise made available to Buyer or any of its directors, officers, employees, affiliates, controlling persons, agents, advisors or representatives (including, without limitation, in any management presentations, information or offering memorandum, supplemental information or other materials or information with respect to any of the above). With respect to any such estimate, projection or forecast delivered by or on behalf of the Company or any Sellers to Buyer, Buyer acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts,
(ii) Buyer is aware that actual results may differ materially and (iii) Buyer shall have no claim against Company or Sellers with respect to any such projection or forecast, provided such projection or forecast was prepared and furnished in good faith.

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                                                                           FINAL

                 (b) Buyer agrees, to the fullest extent permitted by law, that neither the Company nor any Sellers shall have any liability or responsibility whatsoever to Buyer or any of its directors, officers, employees, affiliates, controlling persons, agents, advisors or representatives on any basis other than fraud or willful misconduct (including, without limitation, in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or otherwise made available, or statements made (or omissions to so provide, make available or state) to Buyer or any of its directors, officers, employees, affiliates, controlling persons, agents, advisors or representatives, including, without limitation, in respect of the representations and warranties of Seller Parties set forth in Section 4 hereof, except as and only to the extent set forth herein, with respect to such representations and warranties and subject to the limitation and restrictions contained herein and in the Schedules hereto.

          5.8 RELIANCE ON ADVISORS. The Buyer has relied solely on its own accountants, legal counsel, investment banker and other advisors in negotiating and consummating the transactions contemplated by this Agreement. Buyer is not relying upon any representations, promises or agreements of any of the Sellers' or the Company's accountants, legal counsel, investment banker or other advisors excepts as specifically set forth in this Agreement.


                                    ARTICLE 6

                            COVENANTS OF THE PARTIES

          6.1 CONDUCT OF BUSINESS OF THE COMPANY.

                 (a) During the period from the date of this Agreement to the Closing, the Sellers shall cause the Company to conduct, and the Company shall conduct, its operations according to its ordinary and usual course of business consistent with past practice, and the Sellers shall cause the Company to use, and the Company shall use its reasonable best efforts to preserve intact its business organization, to keep available the services of its current officers and employees and to preserve the goodwill of and maintain satisfactory relationships with those Persons and entities having business relationships with the Company, and the Sellers and the Company shall promptly advise the Buyer in writing of any material adverse change in the Company's business, condition (financial or otherwise), properties, major customer or supplier relationships, assets, liabilities, prospects or results of operations. Without limiting the generality of the foregoing during the period specified in the preceding sentence, without the prior written consent, which with respect to subparagraphs
(iv), (v), (xii), (xiii), (xiv) or (xviii) shall not be unreasonably withheld, conditioned or delayed, of the Buyer, the Sellers shall cause the Company not to, and the Company shall not:

                         (i) issue, sell, grant options or rights to purchase, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge any Company Securities, or grant or accelerate any right to convert or exchange any Company Securities;

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                                                                           FINAL

                         (ii) acquire or redeem, directly or indirectly, or amend the terms of any Company Securities;

                         (iii) split, combine or reclassify its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property), on any shares of its capital stock (except for distributions or dividends to pay Taxes or estimated Taxes of Sellers which arise from periods prior to Closing and in an amount not to exceed $200,000, which is to reflect the actual estimated Taxes for periods prior to the Closing Date.

                         (iv) except in the ordinary course of business consistent with past practice, (A) make or offer to make any acquisition, by means of a merger or otherwise, of assets or securities, or, any sale, lease, encumbrance or other disposition of assets or securities, or (B) enter into any material contract, agreement, commitment, arrangement, lease (including with respect to personal property), instrument or understanding or amend or cause the termination of any Material Contract, or grant any release or relinquishment of any rights under any Material Contract;

                         (v) (A) incur or assume any long-term debt or short-term debt except for short-term accounts payable and accrued liabilities (as such term is used in the Financial Statements), or (B) enter into any financing arrangements or modify the terms of any existing indebtedness or financing arrangements;

                         (vi) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person;

                         (vii) make any loans, advances or capital contributions to, or investments in, any other Person;

                         (viii) change any of the accounting principles or practices used by it in a manner that would have a material effect;

                         (ix) make any tax election or settle or compromise any material federal, state or local income tax liability;

                         (x) propose or adopt any amendments to its Certificate of Incorporation or By-Laws;

                         (xi) grant any stock-related, performance or similar awards or bonuses;

                         (xii) forgive any loans to employees, officers or directors or any of their respective affiliates or associates;

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                         (xiii) except in the ordinary course of business
        consistent with past practice, enter into any new or amend any existing Material Contract;

                         (xiv) except in the ordinary course of business consistent with past practice, enter into any new, or amend any existing, employment, severance, consulting or salary continuation agreements with any officers, directors or employees, or make any changes in the compensation or benefits payable to officers, directors or employees, except for regularly-scheduled increases to employees in the ordinary course of business consistent with past practice;

                         (xv) enter into any collective bargaining or other labor agreement;

                         (xvi) adopt, materially amend or modify, or terminate any Plan or other employee benefit plan or arrangement;

                         (xvii) adopt, amend, modify or terminate any plan regarding the compensation of employees or consultants, including but not limited to the compensation plan for sales department employees;

                         (xviii) hire or terminate any management level employees other than Albert Stumm;

                         (xix) settle or agree to settle any suit, action, claim, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby) or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction of liabilities (A) reflected or reserved against in full in the Financial Statements, or incurred in the ordinary course of business subsequent to December 31, 2001, or (B) in an aggregate amount not to exceed $5,000; or

                         (xx) agree to take any of the foregoing actions or any action which would make any representation or warranty in this Agreement untrue or incorrect as of the date when made or as of a future date or which would result in any of the conditions set forth in
         Article 7 hereof not being satisfied.

                  (b) The Sellers shall not (i) take any action specified in
Section 6.1 on behalf of or with respect to the Company or (ii) take any action which would make any representation or warranty in this Agreement untrue or incorrect as of the date when made or which would result in any of the conditions set forth in Article 7 hereof not being satisfied.

          6.2 ACCESS TO INFORMATION. From and after the date hereof, the Seller Parties shall (i) afford the Buyer and the Buyer's commercial lenders and their respective accountants, investment bankers, counsel and other authorized representatives complete access (during regular business hours, upon reasonable advance notice) to all employees, offices and other facilities and to all books, contracts, commitments and


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                                                                           FINAL

records (including tax returns) of the Company and cause the Company's independent public accountants to provide access to their work papers and such other information as the Buyer may reasonably request, (ii) permit the Buyer to make such inspections as the Buyer may require, and (iii) cause the officers of the Company to furnish the Buyer with such financial and operating data and other information with respect to the business, properties and personnel of the Company as the Buyer may from time to time reasonably request. Nothing herein contained shall affect the continuing applicability of the Confidentiality Agreement. The access provided pursuant to this Section shall be subject to such measures as may be reasonably required to minimize the disruption to the Company's business including Sellers' having the right to be present at any meeting or telephone call pursuant to this Section 6.2.

          6.3 REASONABLE BEST EFFORTS.

                 (a) Subject to the terms and conditions herein provided for, each of the parties hereto agrees to use reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. In connection with and without limiting the foregoing, the Seller Parties, and the Buyer, shall cooperate with one another (i) in promptly determining whether any filings are required to be or should be made, or any consents, approvals, permits or authorizations are required to be or should be obtained under any federal, state or local law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the business of the Company in connection with the consummation of the transactions contemplated by this Agreement and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers. In case at any time after Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the parties to this Agreement (or as applicable, their officers and directors) shall take all such necessary action as may be reasonable in the context thereof.

                 (b) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated hereby is commenced, whether before or after the Closing, the parties hereto agree to cooperate and use reasonable best efforts to defend vigorously against it.

          6.4 NOTIFICATION OF CERTAIN MATTERS. The Seller Parties shall give prompt notice to the Buyer, and the Buyer shall give prompt notice to the Seller Parties, of the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely (i) to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing, or (ii) to result in any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.4 shall not limit or otherwise affect the representations and warranties or any covenant, condition or agreement or the remedies available hereunder to any of the parties receiving such notice. Should any of the events for

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                                                                           FINAL

which notice is provided pursuant to this Section 6.4 require a change to any of the disclosure schedules delivered by the Seller Parties, the Seller Parties may deliver an amendment to the relevant schedule specifying such change. Any such amendment shall not affect the right of the Buyer to indemnification pursuant to
Section 9 hereof.

          6.5 PUBLIC ANNOUNCEMENTS. Neither the Sellers nor the Company shall without the express written approval of the Buyer, issue any press release or otherwise make any public statement with respect to this Agreement or the sale of the Company or the Shares, except as may be required by law or any listing agreement with any securities exchange. Without limiting the foregoing, the Buyer and the Company and the Sellers shall consult with each other with respect to issuing any press release or otherwise making any public statements with respect to this Agreement or the sale of the Company or the Shares. The Company shall not make a general communication to its employees relating to the transactions contemplated hereby, without the prior written consent of the Buyer, which consent shall not be unreasonably withheld and the parties agree to cooperate with each other as to the timing, manner and content of any public announcement.

          6.6 ACQUISITION PROPOSALS. After the date hereof, the Company shall not (nor will it permit any of its Affiliates, employees or agents to), directly or indirectly, (a) solicit, encourage, initiate or participate in any negotiations or discussions with respect to any offer or proposal to acquire all or any substantial part of the business and properties of the Company, or (b) except as contemplated by this Agreement, disclose any information not customarily disclosed to any Person concerning the business and properties of the Company, afford to any Person access to the properties, books or records of the Company or otherwise assist or encourage any Person in connection with any of the activities referred to in clause (a) above.

          6.7 PREPARATION OF CERTAIN FINANCIAL STATEMENTS. After the Closing, upon the request of the Buyer and at its expense, the Sellers shall reasonably cooperate with and assist the Buyer and the Buyer's independent public accountants ("Buyer's Accountants") in the compilation and preparation of all financial statements and financial statement schedules of the Company (prepared in accordance with GAAP) and reports of Moran & Company, P.C., in its capacity as the Company's independent public accountants ("Sellers' Accountants") prior to the Closing, as may be necessary for the Buyer to comply in a timely manner with SEC reporting and disclosure requirements. If requested by the Buyer, the Sellers shall deliver to the Buyer's Accountants and/or the Sellers' Accountants all engagement letters and management representation letters, as may be reasonably requested by the Buyer or such accountants, which shall cover such periods from the January 1, 1998 through the Closing Date. In connection with the foregoing, the Sellers shall use reasonable best efforts to cause the Sellers' Accountants to cooperate with and assist the Buyer and the Buyer's Accountants in the preparation of the financial statements contemplated by this
Section 6.7.

          6.8 CLOSING PERIOD TAX RETURN. D&L LLC shall prepare the Company's federal and state tax returns for the period ending on the Closing Date based upon the close-the-books method and in a manner consistent with the

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                                                                           FINAL

prior practice of the Company at Company's expense after the Closing Date. The Sellers shall provide the Buyer with an opportunity to review and comment upon such income tax returns at least fifteen (15) days prior to the date that such returns are required to be filed (which includes any extensions of time). In the event that there is a disagreement between Buyer and Sellers regarding the Company's federal and state tax returns, the parties agree to negotiate in good faith to resolve their differences and to execute and file such tax returns when such returns are required to be filed. If such differences are not resolved prior to the due date of the returns, then such tax returns shall be executed and filed as prepared and the parties shall amend the returns after a final resolution has been reached either through agreement of the parties or as otherwise provided herein.

          6.9 PROFESSIONAL FEES. At least five (5) days prior to Closing, the Sellers shall deliver to the Buyer a Certificate (the "Professional Fees Certificate") certifying as to the commissions, fees and other charges and expenses due to each of (i) Sellers' Investment Banker, (ii) Sellers' Accountants, (iii) D&L, LLC and (iv) Sellers' Counsel in connection with the transactions contemplated by this Agreement. The total amount due to such parties as reflected on such Certificate is referred to herein as the "Professional Fees." The Professional Fees Certificate shall include all charges incurred to the date of such Certificate which have not been paid and a good faith projection of all charges through and including the Closing and shall state that the Company has no further payment obligations to the professionals listed on such Certificate in connection with the transactions contemplated by this Agreement. The Professional Fees Certificate shall include wire transfer or other payment instructions for each of the professionals listed on the Certificate.

          6.10 PAID PERSONAL LEAVE. On or immediately after the Closing Date, the Company shall, based upon accruals as of December 28, 2001, pay to each employee of the Company the cash value of any paid personal leave based on each employee's salary as of May 17, 2002, so that as of the Closing Date no employee of the Company with ten (10) years or more service time will have more than two hundred forty (240) hours of accrued personal leave and no employee of the Company with less than ten (10) years service time will have more than two hundred (200) hours of accrued personal leave; provided however that the parties may agreed to except out of certain employees from such payment of paid personal leave.

          6.11 TERMINATION OF EMPLOYEES. Prior to the Closing, the Company shall terminate the employment of all of the Company's part-time/on-call employees and all of the employees listed on SCHEDULE 6.11 hereto. In connection with the termination of Albert Stumm's employment, the Company shall use its reasonable best efforts to obtain from Albert Stumm a release of any and all claims against the Company in a form reasonably acceptable to the Buyer (the "Stumm Release"). All amounts to be paid in connection with the Stumm Release shall be paid one-half by Sellers or Company (prior to Closing) and one-half by Buyer. Buyer shall pay its one-half of the payments to Sellers at Closing. Sellers may reserve their portion of such payment on the Closing Balance Sheet.

          6.12 ACCOUNTS RECEIVABLE COLLECTIONS. If the amount collected by the Company from Accounts Receivable

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                                                                           FINAL

included on the Closing Balance Sheet exceed the total amount of Accounts Receivable reflected on the Closing Balance Sheet minus 90% of the Reserved Accounts Receivable, then the difference between such amount and the amount of actual collections shall immediately be paid to Sellers within seven (7) days of receipt of any such payment. Buyer shall use all reasonable best efforts to collect all the Accounts Receivable included in the Closing Balance Sheet as expeditiously as possible. Sellers shall be granted reasonable access to all records and appropriate personnel of the Company related to the Company Accounts Receivable to ensure Buyer's compliance with this Section 6.12. If the amount collected by the Company from Accounts Receivable included on the Closing Balance Sheet is less than the total amount of the Accounts Receivable reflected on the Closing Balance Sheet minus 110% of the Reserved Accounts Receivable, then the difference between such amount and the amount of actual collections shall be paid to Buyer from the Claims Escrow pursuant to the Escrow Agreement. Following the Closing, the Company shall engage an employee, or an outside contractor subject to the approval of the Sellers, such approval not to be unreasonably withheld, to perform close out activities and obtain final acceptance on all of the Company's contracts that, as of the Closing the period of performance was completed on or before December 31, 1999. The employee or contractor shall be required to utilize a specified charge number for all work relating to the specified Company close-out work. Sellers agree to permit to be paid from the Reimbursable Items Escrow and pursuant to the Escrow Agreement the salary plus reasonable overhead (not exceeding 30% of salary) of such employee or fees of such contractor for completion of the close-outs but not longer than eighteen (18) months following the Closing Date, provided that the total amount payable by Sellers hereunder shall not exceed $75,000. On or before eighteen
(18) months following the Closing Date, Buyer and Sellers shall review together in good faith the remaining Accounts Receivable included in the Closing Balance Sheet that have not been collected and, with respect to each uncollected account, shall either (i) agree that the account is not collectible; or (ii) agree that the account is likely to be collected and should therefore be counted toward the amounts collected for purposes of determining the adjustment pursuant to this Section; or (iii) agree that an account should be held open and agree on the disposition or treatment of such account. All uncollected amounts of the Accounts Receivable included on the Closing Balance Sheet that are subsequently collected shall be paid to the Sellers. Buyer shall provide D&L, LLC monthly a written report containing a detailed Accounts Receivable listing showing Accounts Receivable transactions during such period. Sellers shall have the right to participate with the Company in the collection, to discuss the status of and to coordinate with respect to the Accounts Receivable included on the Closing Balance Sheet with Buyer. Sellers will not directly contact customers of the Company regarding the collection and processing of Accounts Receivable without the Company's or Buyer's prior written consent.


          6.13 338(H)(10) ELECTION AND S CORPORATION STATUS. Buyer, Company and the Sellers agree that (a) they shall make a joint election under Section 338(h)(10) of the Code (and any corresponding election under state, local and foreign Tax law) in respect of the purchase and sale of Stock (a "Section 338(h)(10) Election") to cause the purchase and sale of the Shares to be treated as a purchase and sale of the assets of the Company; (b) Sellers will include any income, gain, loss, deduction or other Tax item resulting from the Section 338(h)(10) Election on their Tax Returns to the extent

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
                                                                           FINAL

required by applicable Law; (c) Buyer shall pay any non-income-based Tax imposed on the Company attributable to the making of the Section 338(h)(10) Election; and (d) no party shall take any actions or make any filings or elections inconsistent with such Section 338(h)(10) Election and the intent to treat the purchase and sale of the Shares as a purchase and sale of the assets of the Company for all Tax purposes; and (e) each party shall cooperate and take all actions necessary and appropriate to complete the Section 338(h)(10) Election. The Purchase Price and the liabilities of the Company (plus other relevant items) will be allocated prior to Closing to the assets of the Company for all purposes (including Tax and financial accounting) in a manner consistent with Code Section 338 and the regulations promulgated thereunder, and any comparable provisions of state, local or foreign law, as appropriate. The allocation will be set forth on an allocation schedule to be jointly prepared and approved promptly following completion of the Closing Balance Sheet, such approval not to be unreasonably withheld, by Buyer, the Company and Sellers, and Buyer and the Company will file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent herewith. The Company and Sellers will not revoke the Company's election to be Taxed as an S corporation within the meaning of Code Sections 1361 and 1362, and Company and Sellers after the date of this Agreement prior to termination of this Agreement or Closing will not take or allow any action that would result in the termination of the Company's status as a validly electing S corporation within the meaning of Code Sections 1361 and 1362.

          The Buyer shall prepare and deliver to Sellers prior to the Closing, a validly executed IRS form 8023 (and, as applicable, analogous forms required pursuant to state, local or foreign tax law) providing for a Section 338(h)(10) election with respect to the purchase and sale of the Shares ("Section 338(h)(10) Election Forms") which with exception of the amounts to be inserted in accordance with the Closing Balance Sheet shall be completed. Sellers shall execute such forms and deliver the executed forms to Buyer at Closing. The
Section 338(h)(10) Forms shall be completed, to the extent necessary, after Closing in accordance with the Closing Balance Sheet. Prior to filing such forms, Buyer shall provide a copy of the completed forms to Sellers and Sellers shall be reasonably satisfied that the completed forms are prepared in accordance with the Closing Balance Sheet and shall provide Buyer with their objection to the accuracy of the forms specifying in reasonable detail their reasons for objection within seven (7) days of receiving the completed forms. The parties shall attempt in good faith to resolve their difference regarding the completed forms. However, if the parties are unable to resolve their differences within fourteen (14) days, the parties shall submit their dispute to the Independent Accounting Firm, which will review the completed forms and deliver a written statement to the parties which shall be final, conclusive non-appealable and binding for all purposes hereunder. The Independent Accounting Firm will be granted reasonable access to all necessary records of the parties necessary to make a final decision. Each party agrees to execute, if required by the Independent Accounting Firm a reasonable engagement letter. Buyer shall be responsible for the filing of such completed forms and, in the event that any dispute with respect to the completion of the forms is not resolved prior to the deadline for the filing of such forms, Buyer may file such forms as completed by Buyer and the parties shall continue the dispute resolution process until completion and thereafter file any necessary amendments to such forms.

          6.14 SOFTWARE COMPLIANCE. Following the Closing, the Buyer may cause the Company to purchase sufficient software

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                                                                           FINAL

licenses reasonably required by Company to remedy the Company's failure to purchase sufficient software licenses as described on SCHEDULE 4.13, ITEM 1 to the extent that any such failures are not remedied by the Company prior to Closing. Buyer shall make reasonable efforts to minimize such purchases and purchase only those licenses required for the function to be performed by the user of each such computer. The Buyer shall be reimbursed from the Reimbursable Items Escrow for the further cost of such licenses to the extent such costs exceed $2,500.

                                    ARTICLE 7

                              CONDITIONS TO CLOSING

          7.1 CONDITIONS TO OBLIGATIONS OF THE SELLER PARTIES . The obligations of the Seller Parties to close the transaction contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                 (a) The Buyer shall have performed or complied in all material respects with its agreements and covenants contained in this Agreement required to be performed or complied with at or prior to the Closing Date including, but not limited to payment of the $1,000,000 of the Section 338(h)(10) Amount due and payable to Sellers at Closing.

                 (b) The representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date with the same force and effect as if made on and as of such date, except as expressly contemplated or otherwise expressly permitted by this Agreement.

                 (c) Seller Parties shall have received the deliveries referred to in Section 3.3.

                 (d) The Seller Parties shall have received an opinion addressed to them and dated as of the Closing Date of Richard A. Covel, Vice President and General Counsel of the Buyer, in a form reasonably satisfactory to the Seller Parties.

                 (e) No statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any court or Governmental Authority of competent jurisdiction which prohibits, restrains, enjoins or restricts the consummation of the transactions contemplated hereby; provided, however, that the parties shall use reasonable best efforts to cause any such decree, ruling, injunction or other order to be vacated or lifted.

                 (f) Don Alducin and Ed Dieterle shall be released from the Company Line of Credit and all other Company obligations.

                 (g) Sellers shall be released on all welfare and benefit programs of the Company as trustees and from all fiduciary responsibilities associated therewith.






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                                                                           FINAL


          7.2 CONDITIONS TO OBLIGATIONS OF THE BUYER. The obligations of the Buyer to close the transaction contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                 (a) The Seller Parties shall have performed or complied in all material respects with their agreements and covenants contained in this Agreement required to be performed or complied with at or prior to the Closing Date.

                 (b) The representations and warranties of the Seller Parties contained in this Agreement shall be true and correct in all material respects, when made and on and as of the Closing Date with the same force and effect as if made on and as of such date, except as expressly contemplated or otherwise expressly permitted by this Agreement.

                 (c) The Buyer shall have received the deliveries referred to in
Section 3.2.

                 (d) The Buyer shall have received an opinion of Holland & Knight LLP, counsel to the Seller Parties ("Sellers' Counsel"), dated as of the Closing Date and addressed to the Buyer, in a form reasonably satisfactory to the Buyer.

                 (e) The Buyer shall have received such consents, approvals and assurances as the Buyer may reasonably require to ensure the effective continuation of all schedule-based contracts including the ITSP, PES and MOBIS GSA Schedules and the continuation of the prime contracts and subcontracts presented under such schedules.

                 (f) The Buyer shall have received the Professional Fees Certificate signed by the Sellers.

                 (g) No statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any court or Governmental Authority of competent jurisdiction which prohibits, restrains, enjoins or restricts the consummation of the transactions contemplated hereby; provided, however, that the parties shall use reasonable best efforts to cause any such decree, ruling, injunction or other order to be vacated or lifted.

                 (h) With the exception of the 8(a) Contracts, all consents, approvals and waivers disclosed or required to be disclosed on SCHEDULE 4.6 hereto shall have been received. Any notifications which do not require consent, approval or waiver of the transactions contemplated hereby listed on SCHEDULE
4.6 required to be given to any third party shall be given at Closing.

                 (i) Sellers shall have obtained the employee terminations required by Section 6.11 and the Buyer shall have been provided with a copy of the Stumm Release duly executed by Albert Stumm.

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
                                                                           FINAL

                 (j) The Company shall have executed an engagement agreement with D&L LLC which shall be reasonably satisfactory to Buyer.


                                    ARTICLE 8

                        TERMINATION, AMENDMENT AND WAIVER

          8.1 TERMINATION. This Agreement may be terminated and the transaction contemplated hereby may be abandoned at any time prior to the Closing:

                 (a) By mutual written consent of the Buyer and the Seller Parties;

                 (b) By the Buyer, or by the Seller Parties, if the Closing shall not have occurred on or before June 15, 2002 (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the transaction to be consummated on or before such date);

                 (c) By the Buyer, or by the Seller Parties, if any court or other Governmental Authority of competent jurisdiction shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action is or shall have become final and nonappealable;

                 (d) By the Seller Parties if prior to the Closing Date (i) there shall have been a Breach of any of the representations or warranties on the part of the Buyer contained in this Agreement which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated hereby, or (ii) there shall have been a Breach of any covenant or agreement on the part of the Buyer contained in this Agreement which, individually or in the aggregate has had or would reasonably be expected to have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated hereby, in either case (i) or (ii) which Breach shall not have been cured prior to five (5) days following notice thereof to the Buyer; or

                 (e) By the Buyer if prior to the Closing Date (i) there shall have been a Breach of any of the representations or warranties on the part of the Company and the Sellers contained in this Agreement which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect , or (ii) there shall have been a material breach of any covenant or agreement on the part of the Seller Parties contained in this Agreement, in either case (i) or (ii) which Breach shall not have been cured prior to five (5) days following notice thereof to the Seller Parties, as applicable; or (iii) there shall have occurred any event or circumstance that constitutes a Material Adverse Effect.

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
                                                                           FINAL

          8.2 EFFECT OF TERMINATION. If this Agreement is terminated in accordance with Section 8.1 hereof, this Agreement shall become null and void and of no further force and effect, except that (i) the terms and provisions of the Confidentiality Agreement, Section 6.4, this Section 8.2, Section 8.3,
Section 10.1, Section 10.4, Section 10.6, and Section 10.7 shall remain in full force and effect and (ii) any termination of this Agreement shall not relieve any party hereto from any liability for any Breach of its obligations hereunder.

          8.3 EXPENSES. Each of the Buyer and the Seller Parties shall bear its own fees and expenses ("Costs") incurred in connection with this Agreement and the transactions contemplated hereby (including, but not limited to, fees and disbursements of attorneys and financial advisors). The Company shall bear the Costs of the Sellers through the Closing Date (the "Pre-Closing Costs"), provided that all such Pre-Closing Costs shall be either paid by the Company before the Closing Date or reflected on the Financial Statements as current liabilities at the Closing in which event the Buyer will cause the Company to pay such Pre-Closing Costs promptly after the Closing Date.

          8.4 AMENDMENT. This Agreement may not be amended except by an instrument, specifically referring to this Agreement signed by the parties hereto.

          8.5 WAIVER. At any time prior to the Closing Date, the Buyer with respect to the Seller Parties and the Seller Parties with respect to the Buyer may (a) extend the time for the performance of any of the obligations or other acts provided herein or in any document delivered pursuant hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing specifically referring to this Agreement signed by the party or parties to be bound thereby. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.


                                    ARTICLE 9

                                 INDEMNIFICATION

          9.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

                 (a) Except for the representations and warranties set forth in
Section 4.12, Section 4.13, Section 4.14, and Section 4.22 which shall survive Closing for the period for which the applicable statute of limitations (including extensions thereof) remains open and except for the representations and warranties set forth in Section 4.2, Section 4.3 and Section 4.4 which shall survive Closing indefinitely, each representation and warranty in this Agreement, the

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                                                                           FINAL

Schedules and Exhibits hereto, in any Transaction Document and in certificates delivered pursuant to this Agreement or any Transaction Document, of any of the Seller Parties, shall survive the Closing for a period of eighteen (18) months.

                 (b) Notwithstanding any investigation conducted or notice or knowledge obtained by or on behalf of the Company or the Sellers, each representation and warranty in this Agreement, the Exhibits and Schedules hereto, in any Transaction Document and in Certificates delivered pursuant to this Agreement or any Transaction Document, of the Buyer shall survive the Closing for a period of eighteen (18) months.

                 (c) Any claim for indemnification arising out of the Breach of any representation or warranty contained herein, in the Exhibits or Schedules hereto, in any Transaction Document or in the certificates delivered pursuant to this Agreement or any Transaction Document to be fulfilled or complied with at or before the Closing must be made prior to the termination of the applicable time periods set forth under Section 9.1 (a) and 9.1(b). The covenants contained in Sections 6.1, 6.2, 6.3, 6.4 and 6.5 of this Agreement shall survive the Closing for a period of eighteen (18) months and any other covenants shall survive the Closing Date until the expiration of the applicable statute of limitations.

          9.2 TERMS OF INDEMNIFICATION. Subject to the provisions of this
Article 9, (i) the Seller Parties, severally, as more specifically described below, agree to indemnify the Buyer Parties against, and to protect, defend and hold harmless the Buyer Parties from, all Damages (whether arising from claims by third parties or otherwise incurred or suffered by the Company) arising out of or resulting from (A) except as more specifically set forth in Section 9.2(i)(B) below, any Breach of, any of their or the Company's respective representations, warranties, covenants and other agreements contained in this Agreement (without giving effect to any amendment(s) to the Seller Parties' disclosure schedules delivered pursuant to Section 6.2 hereof), the Schedules and Exhibits hereto, in any Transaction Document and in certificates delivered pursuant to this Agreement or any Transaction Document and (B) notwithstanding any disclosures made on any Schedules or Exhibits attached hereto, (I) any DCAA Audit Charges (II) Damages arising as a result out of the matter set forth on
SCHEDULE 4.13, ITEM 1 , (III) any Damages arising out of the matters set forth on SCHEDULE 4.13, ITEM 3, (IV) Damages arising out of the matter set forth in
SCHEDULE 4.10(A), ITEM 9, and (V) any Damages arising from any suit or claim against the Company by Albert Stumm in connection with his termination of employment with the Company and (ii) the Buyer Parties, jointly and severally, agree to indemnify the Seller Parties against, and to protect, defend and hold harmless the Seller Parties from, all Damages arising out of or resulting (A) from any Breach of any of the Buyer's representations, warranties, covenants or other agreements contained in this Agreement, the Exhibits hereto, in any Transaction Document and in certificates delivered pursuant to this Agreement or any Transaction Document and (B) any Tax imposed on the Company attributable to making of the Section 338(h)(10) Election (as described in Section 6.13). Sellers shall have the ability to defend, contest or otherwise protect against any action, investigation or claim relating to any potential fines or penalties described in sub-parts (i)(B)(I) through (V) above. With respect to any indemnification claim made by any Buyer Party, Don Alducin agrees to indemnify any Buyer Party for up to 100% of the Indemnification Cap; Edward Dieterle agrees to indemnify any Buyer Party for up to 20% of the Indemnification

                                                                           FINAL

Cap; and Robert Dieterle agrees to indemnify any Buyer Party for up to 5% of the Indemnification Cap, provided, however that , in no event shall the aggregate liability of the Sellers for indemnification under this Section 9.2 exceed the Indemnification Cap.

          9.3 SET OFF. In addition to other remedies available to it under this Agreement or otherwise at law or in equity, the Buyer has the right to withhold and set off from any payment of (after exhausting the Claims Escrow) the Additional Purchase Price due pursuant to Section 2.4 any amounts that it reasonably determines to be owed to the Buyer by the Sellers pursuant to any claim for indemnification under this Agreement, provided, however that prior to any such setoff, Buyer shall provide notice to Sellers describing the amount of and basis for such setoff and in the event that within seven (7) days of the date of such notice the Sellers object to the amount or basis of such setoff, such amount shall be placed into an interest bearing escrow account at the time any additional Purchase Price is payable until there is either a final judgment, award or settlement of damages. If such claim that is the basis for the setoff results in a final judgment, award or settlement of damages less than the amount of the setoff, then the Buyer shall pay the Sellers, on a pro-rata basis the difference between the amount setoff for such claim and the award or settlement of damages, plus actual interest earned in the escrow account on such amount.

          9.4 PROCEDURES. The following provisions shall apply to claims for Damages arising from claims by a third party ("Claim"). The indemnifying party shall have the absolute right, in its sole discretion and expense, to elect to defend, contest or otherwise protect against any such Claim with legal counsel of its own selection. The indemnified party shall have the right, but not the obligation, to participate, at its own expense, in the defense thereof through counsel of its own choice and shall have the right, but not the obligation, to assert any and all crossclaims or counterclaims it may have. The indemnified party shall, and shall cause its Affiliates (and their respective directors, officers, agents and employees), to at all times cooperate in all reasonable ways with, make their relevant files and records available for inspection and copying by, or otherwise render reasonable assistance to, the indemnifying party
(i) in its defense of any action for which indemnity is sought under this
Article 9 and (ii) its prosecution under the last sentence of this Section 9.4 of any related claim, cross-complaint, counterclaim or right of subrogation. In the event the indemnifying party fails to timely defend, contest or otherwise protect against any such suit, action, investigation, claim or proceeding, the indemnified party shall have the right, but not the obligation, to defend, contest, assert cross-claims or counterclaims or otherwise protect against the same at the indemnifying party's expense. No claim or action subject hereto may be settled unless the indemnified party and the indemnifying party consent thereto, such consent not to be unreasonably withheld. The indemnifying party shall be subrogated to the claims or rights of an indemnified party with respect to any Damages paid by the indemnifying party under this Article 9.

          9.5 LIMITATIONS ON INDEMNIFICATION; ADDITIONAL INDEMNIFICATION PROVISIONS.

                 (a) Notwithstanding any other provision of this Agreement, but subject to the last sentence of this Section 9.5(a) and Section 9.5(b) below,
(i) the maximum aggregate liability

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                                                                           FINAL

of the Sellers Parties, on the one hand, and the Buyer Parties, on the other hand, for claims made pursuant to this Article 9 shall be limited to an amount (the "Indemnification Cap") equal to Three Million Dollars ($3,000,000), (ii) no Buyer Party shall be entitled to make any claim pursuant to this Article 9 unless and until the aggregate amount of Damages with respect to all such claims that may be made by the Buyer Parties pursuant to this Article 9 exceeds $50,000 (the "Indemnification Threshold") after which the Seller Parties shall be liable for the full Indemnification Threshold amount and all amounts in excess thereof not to exceed the Indemnification Cap, and (iii) no Seller Party shall be entitled to make any claim pursuant to this Article 9 unless and until the aggregate amount of Damages with respect to all such claims that may be made by the Seller Parties pursuant to this Article 9 exceeds the Indemnification Threshold, after which the Buyer Parties shall be liable for the full Indemnification Threshold amount and all amounts in excess thereof. Notwithstanding anything to the contrary in this Agreement, claims relating to matters set forth in Section 9.2(i)(A) based on (i) Breaches of the representations and warranties contained in Sections 4.2, 4.3, 4.4, 4.9, and 4.12, and (ii) claims relating to matters set forth in Section 9.2(i)(B) (the "Special Indemnities") shall not be subject the Indemnification Threshold.

                 (b) The remedies provided for in this Agreement shall be the sole and exclusive remedies of the parties and their respective officers, directors, employees, Affiliates, agents, representatives, successors and assigns for any breach of or inaccuracy in any representation or warranty contained in this Agreement or any certificate delivered at Closing, PROVIDED, however, that nothing herein is intended to waive or otherwise limit any claims for Damages resulting or arising from fraudulent or willful misconduct or waive any equitable remedies to which a party may be entitled.

                 (c) The right to indemnification, payment of Damages or other remedy based on any representations, warranties, covenants, and obligations in this Agreement or in the Exhibits or Schedules hereto will not be affected by any investigation conducted with respect to, or any notice or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

                 (d) Notwithstanding anything to the contrary herein, upon Closing, the Company shall cease to be a Seller Party and shall cease to have any indemnification obligations as a Seller Party hereunder and shall be treated as a Buyer Party, and the Seller Parties shall have no rights of recourse, whether for contribution or otherwise, against the Company for any payments such the Seller Party make, or are obligated to make, under this Article 9 or any other section of this Agreement.

                 (e) Upon making an indemnity payment pursuant to this Agreement, the indemnifying party will, to the extent of such payment, be subrogated to all rights of the indemnified party against any third party in respect of the damages to which the payment related.

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Without limiting the generality of any other provision hereof, each such indemnified party and indemnifying party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights.

                 (f) Notwithstanding anything herein to the contrary, no party shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such party or its Affiliate has been indemnified or reimbursed for such amount under any other provision of this Agreement the Exhibits or Schedules attached hereto, or any document executed in connection with this Agreement or otherwise. Furthermore, in the event any Damages related to a claim by Buyer are covered by insurance, Buyer agrees to use commercially reasonable efforts to seek recovery under such insurance and Buyer shall not be entitled to recovery from the Sellers (and shall refund amounts received up to the amount of indemnification actually received) with respect to such damages to the extent, and only to the extent, Buyer recovers the insurance payment specified in the policy.

                 (g) Each party agrees to use reasonable efforts to mitigate any Damages which form the basis of any claim hereunder.

                 (h) Unless otherwise required by applicable law, all indemnification payments shall constitute adjustments to the Purchase Price for all tax purposes allocated to ordinary income items, and no party shall take any position inconsistent with such characterization.


                                   ARTICLE 10

                               GENERAL PROVISIONS

          10.1 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) or commercial overnight courier to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         If to the Buyer:

         Dynamics Research Corporation
         60 Frontage Road
         Andover, MA  01810
         Attn:  General Counsel
         Fax: (978) 474-9204

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         with a copy to:

         Nixon Peabody LLP
         101 Federal Street
         Boston, MA  02110
         Attn: Michael L. Manning, Esq.
         Fax: (866) 947-1495

         If to the Company or Sellers before Closing:

         H. J. Ford Associates, Inc.
         1111 Jefferson Davis Highway
         Suite 808, Gateway North, Crystal City
         Arlington, VA  22202
         Attn: Donald J. Alducin, President

         with a copy to:

         Holland & Knight LLP
         2099 Pennsylvania Avenue
         Suite 100
         Washington, D.C.  20006
         Attn:  William J. Mutryn

         If to the Sellers at or after Closing:

         Robert N. Dieterle
         2127 Espey Court
         Suite 104
         Crofton, MD 21114

         with a copy to:

         Holland & Knight LLP
         2099 Pennsylvania Avenue
         Suite 100
         Washington, D.C.  20006
         Attn:  William J. Mutryn

          10.2 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the

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                                                                           FINAL

original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

          10.3 COOPERATION IN TAX MATTERS. The following provisions shall govern the allocation of responsibility as between the Buyer and the Sellers for certain tax matters after the Closing Date:

                 (a) The Sellers shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods which begin before the Closing Date and end as of the Closing Date. The Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for the tax periods which begin on or before the Closing Date and end after the Closing Date. The Sellers shall jointly and severally pay to the Buyer within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet.

                 In the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Tax period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be apportioned between the Buyer and the Sellers using the same formulas as used to determine the Tax liability of the Buyer and the Sellers with respect to such periods. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company. Sellers shall not be responsible for any corporate level Taxes of the Company before or after Closing for Taxes due for periods after Closing.

                 (b) The Buyer and the Seller Parties shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer and the Seller Parties agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Sellers, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other parties reasonable written notice prior to

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transferring, destroying or discarding any such books and records and, if the other parties so request, the Buyer, the Company or the Sellers, as the case may be, shall allow the requesting party to take possession of such books and records. The Buyer and the Seller Parties further agree, upon request, to use reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                 (c) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the consummation of the transactions provided for in this Agreement, shall be paid by the Buyer when due, and the Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

          10.4 ENTIRE AGREEMENT; ASSIGNMENT; FAILURE OF CERTAIN CONDITIONS. This Agreement including the Exhibits and Schedules thereto, together with the Confidentiality Agreement, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by any party hereto, by operation of law or otherwise; provided, however, that the Buyer may assign any of its respective rights and obligations to any Affiliate of the Buyer but no such assignment shall relieve the Buyer of its obligations hereunder. Any attempted assignment which does not comply with the provisions of this Section 10.4 shall be null and void ab initio.

          10.5 PARTIES IN INTEREST; SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective permitted successors and assigns, and, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

          10.6 LEGAL COUNSEL . Each party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each party further represents that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement.

          10.7 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of The Commonwealth of Massachusetts without regard to the choice or conflict of law principles thereof.

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          10.8 ARBITRATION. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof (each a "Dispute") that the parties are not able to resolve after good faith efforts over a period of 15 days shall be settled by arbitration conducted in Washington, D.C., Orlando, Florida or Boston, Massachusetts and administered by the American Arbitration Association (the "AAA"). Such arbitration shall be under the Commercial Arbitration Rules of the AAA ("Rules"), except as otherwise set forth in this Section 10.8, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

                 (a) If any party asserts that there exists a Dispute, such party shall select one arbitrator and the other party shall select one arbitrator. If either party fails to make a selection, the AAA shall select one arbitrator on behalf of such party. The two arbitrators so selected will choose within 20 days after their selection a third arbitrator (or, if they fail to make a choice, the AAA shall choose a third arbitrator). All three arbitrators shall be neutral arbitrators and subject to Rule 19 of the Rules.

                 (b) In making their determination, the arbitrators shall not have the authority to modify any term or provision of this Agreement. The decision of any two of the arbitrators shall be final, conclusive and binding on the parties. The arbitrators shall award the costs and expenses of the arbitration, including reasonable attorneys' fees, disbursements, arbitrators' fees and fees payable to the AAA, to the prevailing party as they see fit. The arbitrators shall deliver a written and reasoned award with respect to the dispute to each of the parties, who promptly shall act in accordance therewith.

                 (c) Pre-hearing discovery shall be limited to exchange or production of documents and other written information. The arbitrators shall conduct the arbitration so that a final award is made or rendered as soon as practicable, but in no event later than 120 days after the commencement of the arbitration nor later than twenty (20) days following the completion of the hearing, unless either period is reduced or extended by agreement of the parties, or by the arbitrators for cause.

                 (d) In any arbitration hereunder, all Sellers shall be deemed, for procedural purposes, to be a single party; the other party in the arbitration shall be deemed, for procedural purposes, to be the Buyer. Each of the Sellers and the Buyer, if given due notice of the proceedings, shall be bound by the award in any arbitration hereunder, whether or not he or it chooses to participate in the arbitration.

          10.9 HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          10.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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          10.11 WAIVER OF TRIAL BY JURY. THE PARTIES HERETO HEREBY KNOWINGLY,
VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR RISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY IN CONNECTION WITH SUCH AGREEMENTS.

          10.12 ATTORNEYS FEES.

                 (a) Buyer shall pay to Sellers, on demand, all costs of collection and reasonable attorneys fees incurred by Sellers with respect to (i) the collection of the Additional Purchase Price, if it is not paid when due and
(ii) disputes that arise pursuant to the Reimbursable Items Escrow, provided that with respect to (i) Sellers substantially prevail in enforcing the terms of
Section 2.4 by collecting substantially all amounts due and with respect to (ii) Sellers substantially prevail with respect to any claims regarding the Reimbursable Items Escrow which are asserted pursuant to the Escrow Agreement.

                 (b) Sellers shall pay to Buyer, on demand, all costs of collection and reasonable attorneys fees incurred by Buyer with respect to collection of amounts due from Sellers if not paid when due pursuant to (i)
Section 2.3(a) hereof with respect to the costs of the Selected Accounting Firm,
(ii) Section 6.12 hereof with respect to uncollected accounts receivable, (iii)
Section 6.14 hereof with respect to the cost of close out work and (iv) Section
6.15 hereof with respect to software compliance, provided that Buyer substantially prevails in enforcing the terms of such Sections by collecting substantially all amounts due.



















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          IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed, as an instrument under seal, as of the date first above written.

                                      DYNAMICS RESEARCH CORPORATION


                                      By:      /s/ James P. Regan
                                           -------------------------------------
                                           James P. Regan, Chairman, President
                                           and Chief Executive Officer

                                      H. J. FORD ASSOCIATES, INC.


                                      By:       /s/ Donald J. Alducin
                                           -------------------------------------
                                           Donald. J. Alducin, individually



                                      SELLERS:


                                          /s/ Donald J. Alducin
                                      ------------------------------------------
                                      Donald. J. Alducin, individually


                                          /s/ Edward R. Dieterle
                                      ------------------------------------------
                                      Edward R. Dieterle, individually


                                          /s/ Robert S. Dieterle
                                      ------------------------------------------
                                      Robert S. Dieterle, individually




















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